Exhibit 99.3

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

and

ITEM 7A.	Quantitative and Qualitative Disclosures about Market Risk

INTRODUCTION

CIT Group Inc., a Delaware corporation (“we,” “CIT” or the “Company”), is a global commercial finance company that was founded in 1908. CIT provides financing and leasing capital for companies and consumers in a wide variety of industries, offering vendor, equipment, commercial, factoring, student lending and structured financing products, as well as management advisory services. CIT operates primarily in North America, with locations in Europe, Latin America, Australia and the Asia-Pacific region.

The discussions that follow have been updated from our Form 10-K as originally filed to present activity on a continuing operations basis and to present the operations of the home lending business as a discontinued operation. See Discontinued Operation and Note 1 – Discontinued Operation, in Item 8. Financial Statements and Supplementary Data for further information.

In the following discussion we use financial terms that are relevant to our business. You can find a glossary of other key terms used in our business in Part I Item 1. Business Section.

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” contain certain non-GAAP financial measures. See “Non-GAAP Financial Measurements” for reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures.

KEY PERFORMANCE METRICS AND MEASUREMENTS

Profitability Our ability to generate income on investments to produce returns to our shareholders and build our capital base to support future growth. We measure our performance in this area by:	–	Net income per common share (EPS);
	–	Net income as a percentage of average common equity (ROE); and
	–	Net income as a percentage of average earning assets (ROA).

Asset Generation Our ability to originate new business and build our earning assets. We measure our performance in these areas by:	–	Origination volumes by unit; and
	–	Levels of financing and leasing assets, and managed assets.

Revenue Generation Our ability to lend money at rates in excess of our cost of borrowing, earn rentals on the equipment we lease, and generate other income. We measure our performance in this area by:	–	Finance revenue as a percentage of average earning assets (AEA);
	–	Net finance revenue as a percentage of AEA;
	–	Operating lease revenue as a percentage of average operating lease equipment (AOL) and

	–	Levels of net finance revenue and other income.

Liquidity and Market Rate Risk Management Our ability to obtain funding at competitive rates, which depends on maintaining high quality assets, strong capital ratios, and high credit ratings, and our ability to manage our interest rate and currency rate risk, where our goal is to substantially insulate our interest margins and profits from movements in market interest rates and foreign currency exchange rates. We measure our liquidity and market rate risk management by:	–	Various interest sensitivity and liquidity measurements, which we discuss in “Risk Management”.

Item 7: Management’s Discussion and Analysis PAGE 1

KEY PERFORMANCE METRICS AND MEASUREMENTS

Credit Risk Management Our ability to evaluate the credit- worthiness of our customers, both during the credit granting process and after the advancement of funds, and to maintain high-quality assets while balancing income potential with adequate credit loss reserve levels. We assess our credit risk management by:	–	Net charge-offs as a percentage of average finance receivables;
	–	Non-performing assets as a percentage of finance receivables;
	–	Delinquent assets as a percentage of finance receivables;
	–	Reserve for credit losses as a percentage of finance receivables and non-performing assets; and
	–	Concentration risk by geographic region, industry and customer.

Equipment and Residual Risk Management Our ability to evaluate collateral risk in leasing and lending transactions and to remarket equipment at lease termination. We measure these activities by:	–	Gains and losses on equipment sales; and
	–	Equipment utilization and value of equipment off-lease.

Expense Management Our ability to maintain efficient operating platforms and infrastructure in order to run our business at competitive cost levels. We track our efficiency by:	–	Efficiency ratio, which is the ratio of operating expenses to total net revenue: and
	–	Operating expenses as a percentage of average managed assets (“AMA”).

Capital Management Our ability to maintain a strong capital base to support our debt credit ratings and asset growth. We measure our performance in this area by:	–	Tangible capital base;
	–	Tangible book value per common share; and
	–	Tangible capital as a percentage of managed assets.

PROFITABILITY AND KEY BUSINESS TRENDS

This past year, particularly the second half of 2007, was challenging for CIT. Heightened volatility in the capital markets in the second half of 2007 resulted in a widening of corporate borrowing spreads and restricted our access to traditional unsecured long-term funding sources at competitive rates. Given these market conditions, we funded our business principally in the asset-backed markets during the second half of the year. We continued to access the commercial paper markets, but at reduced levels and higher costs. We also recorded a non-cash goodwill and intangible asset impairment charge in our student lending business, as declining peer valuations and higher funding costs for this asset class led us to conclude in the fourth quarter that the fair value of this business did not support the goodwill and intangible asset carrying values.

Owned financing and leasing assets in our four commercial segments grew 14% from December 31, 2006, as we deployed capital strategically to provide liquidity to customers with whom we have long and strong relationships. We executed two significant acquisitions (approximately $4 billion in assets) in the first half of the year in our Vendor Finance segment and we sold just over $3 billion in construction (Corporate Finance segment) and systems leasing (Vendor Finance segment) portfolios in the second half of 2007. Commercial credit quality remained strong, though credit quality measurements did weaken from very strong prior year levels.

CIT reported income from continuing operations of $792.0 million for 2007, down from $925.7 in 2006 and $918.5 million in 2005. Among the items driving these comparisons were the following 2007 transactions:

–

A $302.5 million after tax goodwill and intangible asset impairment charge related to the Company’s student lending business, reflecting decreased market valuations for student lending businesses and lower profit expectations as a result of higher funding costs;

–	A pretax gain of $247.1 million on the sale of CIT’s 30% interest in its Dell Financial Services (DFS) joint venture within Other Income; and
–	A combined pretax gain of $261.1 million on the above-mentioned sales of construction and systems leasing assets within Other Income.

CIT reported an overall net loss of $111.0 million for 2007 due to its discontinued operation, versus net income of $1,015.8 million for 2006 and $936.4 million for 2005.

Looking ahead to 2008, we will continue to focus on capital discipline, proactive portfolio management and balance sheet strength. We are concentrating on maintaining liquidity and will deploy resources to our most profitable commercial franchises. We expect to continue to fund the business primarily with secured / asset-backed financings and to grow assets modestly, particularly in the first half of 2008. As a result, we expect 2008 earnings to reflect the following:

–	Lower net finance revenue, with spread compression due to higher borrowing costs and reduced revenue from the Dell vendor relationship;
–	Softness in other income, due to low asset sale and syndication gains;
–	An increase in credit costs from very favorable levels due to a softening economic environment; and
–	Positive operating expense trends due to lower headcount and other cost savings initiatives.

REVENUE

The trend in our total net revenues in the three-year period from 2005-2007 reflects both asset growth and our focus on other income generation. Net finance revenue has increased over this period, however, rising interest rates have reduced our margins. Other income accounted for 49% of net revenue in 2007, up from 44% in 2006 and 45% in 2005, as the gains on the sales of our DFS joint venture interest, combined with the construction and systems leasing portfolio sale gains drove the 2007 increase. Absent these sale gains, the 2007 ratio was 41%, reflecting reduced syndication and receivable sale activity, particularly in the second half of 2007.

NET FINANCE REVENUE

Net Finance Revenue for the years ended December 31 (dollars in millions)

	2007	2006	2005
Finance income – loans and capital leases	$ 4,235.7	$ 3,325.8	$ 2,586.2
Rental income on operating leases	1,993.3	1,720.6	1,496.5

Finance revenue	6,229.0	5,046.4	4,082.7
Less:
Interest expense	3,417.0	2,535.8	1,712.1
Depreciation on operating lease equipment	1,172.3	1,023.5	968.0

Net finance revenue	$ 1,639.7	$ 1,487.1	$ 1,402.6

Average Earning Assets (“AEA”)	$60,595.7	$48,345.1	$41,518.5

As a % of AEA:
Finance income – loans and capital leases	6.99%	6.88%	6.23%
Rental income on operating leases	3.29%	3.56%	3.60%

Finance revenue	10.28%	10.44%	9.83%
Less:
Interest expense	5.64%	5.24%	4.12%
Depreciation on operating lease equipment	1.93%	2.12%	2.33%

Net finance revenue	2.71%	3.08%	3.38%

As a % of AEA by segment:
Corporate Finance	3.12%	3.19%	3.17%
Transportation Finance	2.81%	2.60%	2.30%
Trade Finance	5.79%	6.01%	5.47%
Vendor Finance	4.70%	5.68%	5.64%
Commercial Segments	3.59%	3.76%	3.74%
Consumer	1.18%	1.51%	1.65%
Consolidated	2.71%	3.08%	3.38%
As a % of AOL:
Rental income on operating leases	16.92%	16.45%	17.03%
Depreciation on operating lease equipment	9.95%	9.79%	11.02%

Net operating lease revenue	6.97%	6.66%	6.01%

Average Operating Lease Equipment (“AOL”)	$11,784.0	$10,458.8	$ 8,788.5

Net finance revenue increased 10% and 6% from the prior year in 2007 and 2006, due to corresponding increases of 25% and 16% in average earning assets. Net finance revenue, as a percentage of average earning assets, declined from the prior year in both 2007 and 2006, as increased funding costs in both years outpaced revenue increases. From a segment perspective, net finance revenue percentages were relatively stable over the three-year period in the commercial businesses, except for the Vendor Finance margin, which reflected the impact of 2007 acquisitions.

Item 7: Management’s Discussion and Analysis PAGE 3

The year over year variances in the net finance revenue percentages are summarized in the table below:

Years ended December 31

	2007	2006
Net finance revenue - prior year	3.08%	3.38%
Treasury gap (including asset / liability mix, changes in liquidity position)	(0.14%)	(0.10%)
Yield-related fees	(0.10%)	(0.07%)
Asset mix changes, including student lending	(0.07%)	(0.13%)
Other factors	(0.06%)	–

Net finance revenue - current year	2.71%	3.08%

The increased treasury gap drag on net finance revenue reflects the disrupted capital market conditions in the second half of 2007 and our decision to maintain excess cash balances and liquidity. As described in Capitalization and the Liquidity section of Risk Management, during the second half of 2007, commercial paper balances were significantly lower, as we relied more heavily on secured financing sources and issued a number of higher-cost funding instruments. We expect this downward pressure on net finance income as a percentage of AEA to continue into 2008, as the full impact of the capital markets disruption and the higher-cost funding sources is reflected in our margins.

The increase from the prior year in net operating lease revenue as a percentage of average operating lease assets reflected the continuation of strong rental rates in aerospace. All of our commercial aircraft are under contract at December 31, 2007. All of our 2008 order book, and all but one aircraft in our 2009 delivery order book have been placed. Rail rates remain stable, though utilization has softened modestly for cars used for residential construction, consistent with the slowing housing market in 2007. See “Concentrations –Operating Leases” for additional information regarding operating lease assets.

CREDIT METRICS

Overall, commercial credit metrics remained strong in 2007, although weakened from very favorable prior period levels. Excluding consumer, net charges-offs increased $7 million, but were down 2 basis points as a percentage of average finance receivables.

Past Due Loans (60 days or more) as of December 31 (dollars in millions, % as a percentage of finance receivables)

	2007		2006		2005
Owned Past Dues:
Corporate Finance	$ 194.8	0.91%	$152.6	0.76%	$131.8	0.89%
Transportation Finance	9.8	0.39%	15.3	0.72%	17.0	0.90%
Trade Finance	71.1	0.97%	101.8	1.46%	39.3	0.59%
Vendor Finance	336.0	3.24%	174.2	2.53%	213.9	3.04%

Commercial Segments	611.7	1.47%	443.9	1.23%	402.0	1.32%
Consumer	600.8	4.93%	407.9	4.52%	135.5	2.53%

Total	$1,212.5	2.26%	$851.8	1.88%	$537.5	1.50%

Managed Past Dues:
Corporate Finance	$ 201.8	0.86%	$162.1	0.72%	$150.5	0.85%
Transportation Finance	9.8	0.39%	15.3	0.69%	17.0	0.83%
Trade Finance	71.1	0.97%	101.8	1.46%	39.3	0.59%
Vendor Finance	520.7	3.49%	301.9	2.68%	302.9	2.65%

Commercial Segments	803.4	1.68%	581.1	1.23%	509.7	1.34%
Consumer	600.8	4.88%	407.9	4.36%	135.5	2.42%

Total	$1,404.2	2.32%	$989.0	1.90%	$645.2	1.48%

Corporate Finance delinquency metrics trended up during the year primarily due to delinquency increases in the small business lending unit.

Transportation Finance delinquencies continued a downward trend reflecting strength in the aerospace and rail industries.

Trade Finance delinquency declined from the high 2006 level, which include a few high dollar accounts.

The Vendor Finance increase in delinquency in 2007 was driven primarily by higher delinquencies in U.S. operations including the impact of the integration and consolidation of leasing platforms in connection with an acquisition. The decrease in 2006 reflected lower delinquency levels in the international portfolios.

Consumer delinquency increased in 2007 driven by Student Lending. Delinquencies on student loans for which there is a 97% government guarantee totaled $569.1 million (5.23%) and $399.0 million (4.88%) at December 31, 2007 and 2006. Higher delinquency in this component of our student loan portfolio is not indicative of potential loss due to the underlying U.S. government guarantee on the majority of the loan balance. Delinquencies on non-government guaranteed private loans totaled $12.7 million (2.03%) and $1.1 million (0.35%) at December 31, 2007 and 2006. Approximately $445 million (75%) of the private loan portfolio is not yet in repayment status, which begins upon graduation, or when students no longer attend the school. As more loans enter repayment status, it is possible that we will experience increasing delinquencies in this portfolio.

Non-performing Assets as of December 31 (dollars in millions, % as a percentage of finance receivables)

	2007		2006		2005
Non-performing assets:
Corporate Finance	$242.2	1.14%	$196.7	0.97%	$208.5	1.40%
Transportation Finance	3.3	0.13%	7.9	0.37%	22.3	1.18%
Trade Finance	41.6	0.57%	60.4	0.87%	5.3	0.08%
Vendor Finance	190.6	1.84%	51.4	0.75%	71.1	1.01%

Commercial Segments	477.7	1.15%	316.4	0.87%	307.2	1.01%
Consumer	8.5	0.07%	3.0	0.03%	1.0	0.02%

Total	$486.2	0.90%	$319.4	0.71%	$308.2	0.86%

Non accrual loans	$477.5	0.89%	$310.3	0.69%	$297.8	0.83%
Repossessed assets	8.7	0.01%	9.1	0.02%	10.4	0.03%

Total non-performing assets	$486.2	0.90%	$319.4	0.71%	$308.2	0.86%

The non-performing asset trends follow those of the delinquencies. Non-performing balances, such as in Corporate Finance, may exceed the delinquency balance as loans deemed impaired will stop accruing income even though contractually not past due.

Item 7: Management’s Discussion and Analysis PAGE 5

RESERVE AND PROVISION FOR CREDIT LOSSES

Reserve and Provision for Credit Losses for the years ended December 31 (dollars in millions)

	2007	2006	2005
Balance beginning of period	$577.1	$540.2	$553.8
Provision for credit losses - finance receivables (by segment)
Corporate Finance	68.9	48.8	49.4
Transportation Finance	(32.0)	2.2	4.5
Trade Finance	33.4	38.0	25.2
Vendor Finance	52.1	45.4	47.2
Consumer	55.4	16.1	9.8
Corporate and Other, including specific reserving actions	64.0	9.3	29.2

Total provision for credit losses	241.8	159.8	165.3
Reserves relating to portfolio sales, acquisitions, other	(64.6)	10.4	4.3

Additions to reserve for credit losses, net	177.2	170.2	169.6

Net charge-offs (recoveries)
Corporate Finance	69.6	37.6	48.6
Transportation Finance	(32.3)	1.4	53.5
Trade Finance	31.6	37.4	22.9
Vendor Finance	58.0	43.1	49.0
Consumer	53.1	13.8	9.1

Total net charge-offs	180.0	133.3	183.1

Balance end of period	$574.3	$577.1	$540.2

Reserve for credit losses as a percentage of finance receivables	1.07%	1.28%	1.51%
Reserve for credit losses, excluding specific reserves, as a percentage of finance receivables, excluding guaranteed student loans	1.21%	1.44%	1.53%
Reserve for credit losses as a percentage of non-performing loans	118.1%	180.7%	175.3%

We develop the reserve for credit losses by establishing: (1) specific reserves for loans that are impaired, (2) reserves for estimated losses inherent in the portfolio based on historical and projected charge-offs, and (3) reserves for inherent estimated losses in the portfolio based upon economic risks, industry and geographic concentrations, estimation risk and other factors. In developing the reserve, we individually review larger credit watch loans (these are typically commercial loans greater than $500 thousand that are non-accrual or have a credit grade that is indicative of potential risk of loss) to determine the level of our loan specific reserves pursuant to SFAS 114.

For consumer loan portfolios, past due loan roll-rate analysis is applied in conjunction with estimates of loss severity. Roll-rate analysis involves tracking the migration patterns of loans from past due status through non-accrual, collection, repossession and to loss over the loss emergence period. This analysis provides estimates of frequency of loss (i.e. what percentage of loans given a degree of past due status, 30 days, 60 days etc. will eventually become uncollectible and result in a loss). Actual loss severity (i.e. the portion of a loan that ultimately becomes uncollectible) is monitored by loan type, and coupled with the roll-rate migration analysis, is utilized to estimate inherent loss in the portfolio.

Our reserves are designed to provide for our estimate of inherent loss in the portfolio as of the date of the financial statements. While we monitor trends in past due and non-accrual loans as part of our credit risk process, due to the collateralized nature of many of our larger commercial loans, overall past due and non-accrual loan trends are not direct indicators of inherent loss and are not used to develop reserve estimates. In contrast, for portfolios consisting of smaller homogenous loans to which we apply roll-rate analysis in estimating reserves, past due loan trends are correlated with reserve requirements.

The increase in provision for credit losses reflects increased consumer charge-offs and reflects weakened credit metrics from favorable prior year levels in the commercial segments. Non-performing commercial loans increased to $477.7 million at December 31, 2007 from $316.4 million and $307.2 million at December 31, 2006 and 2005. These increases were largely concentrated in the Vendor Finance and Corporate Finance segments.

The commercial portfolios, including Corporate Finance assets, feature larger loans which are subject to individual periodic loan review and assessment of SFAS 114 reserve requirements under our regular credit risk management process. Specific reserves related to impaired loans totaled $52.1 million (20.9% of commercial non-accrual loans individually reviewed), $53.4 million (20.5%) and $76.5 million (25.3%) at December 31, 2007, 2006 and 2005. The specific reserves primarily relate to SFAS 114 impaired accounts within our Corporate Finance and Trade Finance businesses. Impairment of SFAS 114 reserves are required when there is a shortfall between the estimated value and the recorded investment in the finance receivable, with the estimated value determined using the estimated fair value of the collateral and other expected cash flows if the finance receivable is collateralized, or the present value of expected cash flows discounted at the contract’s effective interest rate. The reduction in the ratio of commercial reserves to commercial non-performing assets from 2005 reflects estimated proportional loss content in non-performing loans.

We believe that our total reserve for credit losses of $574.3 million represents management’s best estimate of credit losses inherent in the portfolio based on currently available information. See Risk Factors for additional discussion on reserve adequacy.

Net Charge-offs (charge-offs net of recoveries) for the years ended December 31
(dollars in millions, % as a percentage of average finance receivables for Owned and average managed finance receivables for Managed)

	2007		2006		2005
Owned
Corporate Finance	$ 69.6	0.34%	$ 37.6	0.22%	$ 48.6	0.35%
Transportation Finance	(32.3)	(1.39%)	1.4	0.08%	53.5	2.34%
Trade Finance	31.6	0.44%	37.4	0.55%	22.9	0.34%
Vendor Finance	58.0	0.57%	43.1	0.60%	49.0	0.66%

Commercial Segments	126.9	0.32%	119.5	0.36%	174.0	0.57%
Consumer	53.1	0.49%	13.8	0.19%	9.1	0.22%

Total	$180.0	0.35%	$133.3	0.33%	$183.1	0.52%

Managed
Corporate Finance	$ 78.5	0.36%	$ 47.9	0.25%	$ 66.1	0.40%
Transportation Finance	(32.3)	(1.39%)	1.4	0.08%	53.5	2.34%
Trade Finance	31.6	0.44%	37.4	0.55%	22.9	0.34%
Vendor Finance	80.5	0.57%	57.3	0.53%	63.7	0.59%

Commercial Segments	158.3	0.35%	144.0	0.37%	206.2	0.55%
Consumer	53.1	0.49%	13.8	0.19%	9.1	0.22%

Total	$211.4	0.38%	$157.8	0.34%	$215.3	0.52%

Corporate Finance net charge-offs were up in 2007 due to higher charge-offs on equipment leasing and lower levels of recoveries.

Transportation Finance benefited from an improving aerospace industry in 2007 and 2006, as reflected by large recoveries in 2007 and few charge-offs during 2006.

Net charge-offs in Trade Finance decreased to more normalized levels during 2007 after a run-up in 2006.

Although up in amount from 2006, net charge-offs in Vendor Finance as a percentage of average finance receivables improved from the prior periods in both 2007 and 2006. The increase in amount during 2007 reflected higher international charge-offs.

Charge-offs in Consumer increased due to higher losses on unsecured consumer loans held in the Utah bank.

Net charge-offs on securitized assets were stable during 2007. As a percentage of average securitized assets, securitized portfolio net charge-offs were 0.59%, 0.43% and 0.53% in 2007, 2006 and 2005.

We currently expect the following: (1) commercial net charge-offs to increase in 2008 from the low 2007 levels, driven in part by lower recoveries and (2) higher losses from consumer receivables, including private student loans and unsecured loans.

Item 7: Management’s Discussion and Analysis PAGE 7

NET FINANCE REVENUE, AFTER PROVISION FOR CREDIT LOSSES

Net Finance Revenue after Provision for Credit Losses for the years ended December 31 (dollars in millions)

	2007	2006	2005
Net finance revenue	$ 1,639.7	$ 1,487.1	$ 1,402.6
Provision for credit losses	241.8	159.8	165.3

Net finance revenue, after credit provision	$ 1,397.9	$ 1,327.3	$ 1,237.3

As a % of AEA:
Net finance revenue	2.71%	3.08%	3.38%
Provision for credit losses	0.40%	0.33%	0.40%

Finance revenue, net of interest expense, depreciation, and credit provision	2.31%	2.75%	2.98%

Average Earnings Asset (“AEA”)	$60,595.7	$48,345.1	$41,518.5

The 2007 increase in net finance revenue was partially offset by the higher provision for credit losses, which resulted primarily from increased charge-offs in the Consumer segment.

NET FINANCE REVENUE, AFTER CREDIT PROVISION AND VALUATION ALLOWANCE

Total net finance revenue, after credit provision and valuation allowances was $1,375.4 million in 2007, up from $1,312.3 million and $1,150.7 million in 2006 and 2005. The 2007 valuation adjustment of $22.5 million related to an energy plant asset, while the $15.0 million in 2006 and $86.6 million in 2005 related to aerospace and railcar assets.

See Profitability and Key Business Trends for additional information.

OTHER INCOME

Other Income for the years ended December 31 (dollars in millions)

	2007	2006	2005
Fees and other income	$ 493.2	$ 527.9	$ 489.9
Factoring commissions	226.6	233.4	235.7
Gains on receivable sales and syndication fees	234.0	260.4	131.2
Gains on sales of leasing equipment	117.1	122.8	91.9
Gains on securitizations	45.3	47.0	39.1

Sub total	1,116.2	1,191.5	987.8
Gain on sale of Dell Financial Services joint venture	247.1	–	–
Gains on portfolio and asset dispositions	236.1	–	181.3
Gain on derivatives	–	–	43.1

Total other income	$1,599.4	$1,191.5	$1,212.2

We continue to emphasize growth and diversification of other income to improve our overall profitability, though the disruption to the capital markets in the second half of 2007 resulted in reduced loan sale gains and syndication fees. Total other income was increased by strategic asset sales in both 2007 and 2005.

Fees and other income are comprised of asset management, agent and servicing fees, including securitization-related servicing fees and accretion, advisory and agent fees, as well as income from joint venture operations. The decline from 2006 reflected increased securitization impairment charges, lower joint venture earnings and reduced structuring fees, offset in part by higher advisory fees. The 2006 amount also benefited from a $16.4 million commercial aircraft insurance recovery.

Gains on receivable sales and syndication fees dropped 10% from a very strong 2006, reflecting the challenging syndication markets in the latter part of 2007. In addition to a 30% decline in Corporate Finance, the consolidated sale and syndication income trend reflected a considerable reduction in student lending assets sales from prior periods.

Factoring commissions were down 3% and 1% in 2007 and 2006 as an increase in volume was more than offset by lower commission rates, reflecting favorable lending environment to customers.

Gains on sales of leasing equipment decreased 4% in 2007, as a decline in end of lease activity in both the U.S. and International businesses in Vendor Finance was offset by strong equipment sale gains in the Transportation Finance rail business.

Gains on securitization decreased 4% in 2007 after having increased 20% in 2006. Gains as a percentage of volume securitized were 1.1%, 1.3% and 0.9% in 2007, 2006 and 2005 (on volume of $4.2 billion, $3.6 billion and $4.3 billion).

Gain on sale of Dell Financial Services joint venture of $247.1 million resulted from the 2007 sale of the Company’s 30% ownership interest in DFS. The sale was the result of Dell exercising their right to buy CIT’s interest. See Concentrations for additional information.

Gain on portfolio dispositions include the 2007 sales of the U.S. Construction business at a gain of $240.1 and the sale of our U.S. Systems Leasing portfolio at a gain of $21.0. The 2005 amount included the gains from the sale of a New York City apartment complex and the sale of a micro-ticket leasing business.

Gain on derivatives relate to the 2005 mark-to-market of certain compound cross-currency swaps that did not qualify for hedge accounting treatment. All of these swaps were either terminated or had matured as of December 31, 2005.

SALARIES AND GENERAL OPERATING EXPENSES
PROVISION FOR SEVERANCE AND REAL ESTATE EXIT ACTIVITIES

Salaries and General Operating Expenses for the years ended December 31 (dollars in millions)

	2007	2006	2005
Salaries and employee benefits	$ 845.6	$ 843.0	$644.2
Other general operating expenses	544.0	433.1	327.2

Salaries and general operating expenses	$1,389.6	$1,276.1	$971.4

Provision for severance and real estate exit activities	$ 37.2	$ 19.6	$ 25.2

Efficiency ratio (1)	42.9%	47.6%	37.2%
Headcount	6,375	6,360	5,460

(1)	The efficiency ratio is the ratio of salaries and general operating expenses to total net revenues (before provision for credit losses and valuation allowance). The efficiency ratio was 50.9% in 2007 excluding gains on portfolio dispositions and the gain on sale of our Dell Financial Services joint venture interest.

We concentrated on expanding the sales force to grow the business during 2006 and 2005. In 2007, we shifted our focus to divesting and exiting some businesses. This will allow us to focus on our core businesses in 2008. These initiatives increased the provision for severance and real estate exit activities. The reduction in salaries and employee benefits in 2007 was driven by lower incentive compensation, corresponding to the reduced earnings in 2007, and lower headcount. The 2007 increase in other general operating expenses included a $16 million write off of capitalized expenses related to a terminated capital initiative in our commercial aerospace business due to market conditions, higher legal expenses, and integration costs associated with two significant acquisitions within Vendor Finance. In 2006 the increased expenses primarily related to personnel, as we added approximately 900 employees during 2006. The majority of the hires related to growing our sales force in existing lines and establishing new businesses, such as mergers and acquisitions advisory services, as well as growth of our international operations.

The 2007 provision for severance and real estate exit activities resulted from the combination of cost savings actions related to a reduction in force of 330 people in the second quarter. These 2007 actions are expected to generate annual savings of approximately $47 million. We continued these cost savings initiatives in the first quarter of 2008, including streamlining of back office functions, with a reduction in force of approximately 470 people. This action will result in a restructuring charge of approximately $50 million in 2008, with expected annual savings of approximately $60 million.

See Note 24 – Severance and Facility Restructuring Reserves for additional information.

Item 7: Management’s Discussion and Analysis PAGE 9

IMPAIRMENT OF GOODWILL AND INTANGIBLE ASSETS

During the third quarter of 2007, legislation was passed with respect to the student lending business. Among other things, the legislation reduced the maximum interest rates that can be charged by lenders in connection with a variety of loan products, increased loan origination fees paid to the government by lenders, and reduced the lender guarantee percentage. The legislation went into effect for all new FFELP student loans with first disbursements on or after October 1, 2007. The reduced guarantee percentage, from 97% to 95%, will be in effect for loans originated after October 1, 2012. As a result, in the third quarter, management assessed the value of goodwill and intangible assets associated with the student lending business following the passage of the legislation. Based on management’s assessment of the legislation’s potential impact on earnings levels for new loan originations, factoring in expected ensuing business practices and leverage, coupled with assumptions and projected cash flows of the existing business, management concluded that the goodwill and intangibles assets related to the student lending business were not impaired at that time.

During the fourth quarter of 2007, market valuations for student lending businesses declined further, reflecting a failed sale of a significant student lender, the market’s continued emerging view of the legislative changes and the general difficult environment for lenders in this sector, including higher funding costs and credit deterioration in the industry. As a result, management performed an impairment test for the goodwill and intangible assets related to the student lending business as of December 31, 2007. In this analysis, management estimated the fair value of the unit’s individual assets and liabilities (primarily loans and debt), and determined that the impairment charge of $312.7 million, representing the entire goodwill and intangible asset balance, was required.

INCOME TAXES

Income Tax Data for the years ended December 31 (dollars in millions)

	2007	2006	2005
Provision for income taxes	$ 214.6	$346.0	$480.9
Tax Provision on significant, unusual items	138.5	–	–
Tax liability releases/NOL valuation adjustments/Changes in uncertain tax liabilities	(52.2)	(65.2)	(36.4)

Provision for income taxes on continuing operations	300.9	280.8	444.5
(Benefit) provision for income tax on Discontinued Operation	(495.3)	83.6	19.7

(Benefit) provision for income tax Total	$(194.4)	$364.4	$464.2

Effective Tax Rate – Continuing Operations	27.5%	23.2%	32.5%
Annual Effective Tax Rate – Continuing Operations Adjusted	29.4%	28.6%	35.2%
Effective Tax Rate – Discontinued Operation	36.2%	41.0%	39.2%
Effective tax rate – Total	71.4%	25.8%	32.8%

CIT’s 2007 tax provision for continuing operations of $300.9 million equated to a 27.5% effective tax rate, compared with an effective tax rate for continuing operations of 23.2% and 32.5% in 2006 and 2005, respectively.

The lower effective tax rates in 2006 and 2007, excluding the tax liability releases, NOL valuation allowance adjustments and significant, unusual items, reflects our strategy to relocate and fund certain aerospace assets offshore, favorable tax treatment for certain aircraft leasing operations conducted offshore, coupled with improved international earnings and reduced state and local income taxes. In 2007, the effective tax rate for continuing operations was increased due to certain significant unusual items, as described below.

Excluding discrete tax items, the 2007 annual effective tax rate for continuing operations was approximately 29%. CIT’s effective tax rate differs from the U.S. federal tax rate of 35% primarily due to state and local income taxes, foreign earnings taxed at lower rates, and permanent differences between the book and tax treatment of certain items. In 2007, the goodwill impairment for the student lending business was a permanent non-tax-deductible difference.

In 2007, certain significant, unusual items (the loss on extinguishment of debt, the gain on sale of CIT’s interest in the Dell joint venture, the write-off of capitalized expenses related to a terminated capital raising initiative, and the gains on the sales of portfolios) were taxed at higher statutory tax rates (US federal and applicable state tax) than the tax rates applied to the Company’s other items of ordinary income and expense. The combined tax related to these items amounted to $138.5 million, as shown in the preceding table.

In discontinued operation, a tax benefit of $495.3 million was recorded. The higher tax rates (US federal and applicable state tax) when applied to the pre-tax losses associated with the significant, unusual items recorded here for the valuation adjustments and credit loss provisions related to the home lending assets generated the tax benefit, net of an increase in liabilities related to uncertain tax positions in accordance with Financial Accounting Standards Board Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes”.

Included in the 2007 income tax from continuing operations is $52.2 million in net tax expense reductions comprised of the effects of a New York State law change, deferred tax adjustments primarily associated with foreign affiliates, and a net decrease in liabilities related to uncertain tax positions. These tax benefits were partially offset by an increase to the recorded valuation allowance for state net operating losses and capital loss carryovers anticipated to expire unutilized.

The 2006 provision for income taxes in continuing operations was reduced by $65.2 million, primarily due to a $72.5 million release of deferred income tax liabilities from the relocation and funding of certain aerospace assets to lower tax jurisdictions. The 2006 provision also included a net $6.8 million reversal of state net operating loss (NOL) valuation allowances (net of state deferred tax write-offs), reflecting management’s updated assessment with respect to higher expected loss utilization, and $14.1 million in additional tax expense, including an amount relating to the enactment of a tax law change during the second quarter of 2006 that reduced benefits relating to certain leveraged lease transactions.

The 2005 provision for income taxes in continuing operations benefited from the release of a $17.0 million deferred tax liability associated with the offshore aerospace initiative and the release of a tax liability of $17.6 million relating to our international operations, as we finalized a tax filing position based on a favorable opinion received from the local tax authorities.

See Note 15 for additional information.

Item 7: Management’s Discussion and Analysis PAGE 11

FINANCING AND LEASING ASSETS

Financing and Leasing Assets by Segment as of December 31 (dollars in millions)

% Change
2007	2006	2005	07 vs.	06	06 vs.	05
Corporate Finance
Finance receivables	$21,326.2	$20,190.2	$14,891.1	5.6%	35.6%
Operating lease equipment, net	459.6	204.4	177.7	124.9%	15.0%
Financing and leasing assets held for sale	669.3	616.1	358.2	8.6%	72.0%

Owned assets	22,455.1	21,010.7	15,427.0	6.9%	36.2%
Finance receivables securitized and managed by CIT	1,526.7	1,568.7	2,525.3	(2.7)%	(37.9)%

Managed assets	23,981.8	22,579.4	17,952.3	6.2%	25.8%

Transportation Finance
Finance receivables	2,551.3	2,123.3	1,895.4	20.2%	12.0%
Operating lease equipment, net	11,031.6	9,846.3	8,408.5	12.0%	17.1%
Financing and leasing assets held for sale	–	75.7	150.3	(100.0)%	(49.6)%

Owned assets	13,582.9	12,045.3	10,454.2	12.8%	15.2%

Trade Finance
Finance receivables	7,330.4	6,975.2	6,691.4	5.1%	4.2%

Vendor Finance
Finance receivables	10,373.3	6,888.9	7,048.0	50.6%	(2.3)%
Operating lease equipment, net	1,119.3	967.2	1,049.5	15.7%	(7.8)%
Financing and leasing assets held for sale	460.8	529.3	720.3	(12.9)%	(26.5)%

Owned assets	11,953.4	8,385.4	8,817.8	42.6%	(4.9)%
Finance receivables securitized and managed by CIT	4,104.0	3,850.9	3,646.7	6.6%	5.6%

Managed assets	16,057.4	12,236.3	12,464.5	31.2%	(1.8)%

Consumer
Finance receivables - student lending	11,499.9	8,488.9	5,051.0	35.5%	68.1%
Finance receivables - other	679.9	537.1	302.9	26.6%	77.3%
Financing and leasing assets held for sale	130.1	332.6	254.2	(60.9)%	30.8%

Owned assets	12,309.9	9,358.6	5,608.1	31.5%	66.9%
Other - Equity Investments	165.8	25.4	30.2	552.8%	(15.9)%

Managed assets	$73,428.2	$63,220.2	$53,200.7	16.1%	18.8%

Managed assets grew by 16% in 2007, reflecting an increase in new business volume and portfolio acquisitions. Most of the growth was on balance sheet, as securitized assets increased modestly. Growth was broad based in all segments. We continued our discipline of allocating capital to businesses with higher risk-adjusted returns by liquidating non-strategic portfolios.

See Non-GAAP Financial Measurements for reconciliation of managed assets.

BUSINESS VOLUMES, SALES/SYNDICATIONS, ACQUISITIONS AND DISPOSITIONS

In 2007, total new business volume increased 5% over the prior year as we continued our strategy to advance our sales culture. The consumer decline from 2006 was the result of our decision to cease originating new private student loans late in 2007. New business volume (excluding factoring) was up 7% and 24% from the preceding years in the commercial segments. Excluding the impact of the sold construction finance business, volume in the commercial segments was up 11% from 2006.

Total Business Volume (excluding factoring)
For the years ended December 31 (dollars in millions)

	2007	2006	2005

Corporate Finance	$15,974.7	$15,464.2	$ 9,626.8
Transportation Finance	3,060.4	3,137.2	2,264.1
Vendor Finance	9,733.5	8,202.0	9,706.5

Commercial Segments	28,768.6	26,803.4	21,597.4
Consumer	6,630.2	6,883.3	2,726.0

Total new business volume	$35,398.8	$33,686.7	$24,323.4

Syndications and Receivable Sales
For the years ended December 31 (dollars in millions)

	2007	2006	2005

Corporate Finance	$5,111.2	$4,728.0	$1,563.0
Transportation Finance	454.6	310.0	199.0
Vendor Finance	566.9	735.0	296.0

Commercial Segments	6,132.7	5,773.0	2,058.0
Consumer	2,027.5	1,896.0	1,105.0

Total	$8,160.2	$7,669.0	$3,163.0

As part of a strategic initiative to leverage origination platforms and broaden our revenue generation, we increased our sales and syndication activities during the first half of 2007 and 2006. Due to market liquidity constraints, sales and syndication activities were sharply reduced during the second half of 2007.

Item 7: Management’s Discussion and Analysis PAGE 13

ACQUISITIONS

Acquisition Summary (dollars in millions)

Asset Type	Financing and Leasing Assets	Closing	Segment
Barclays — U.K. and German
vendor finance businesses	$2.0 billion	1st quarter 2007	Vendor Finance
Citicapital — U.S. business
technology finance unit	$2.0 billion	2nd quarter 2007	Vendor Finance
Edgeview Partners M&A Advisory	–	3rd quarter 2007	Corporate Finance

With the exception of the Edgeview M&A acquisition, these acquisitions were add-ons to existing CIT businesses and the existing assets at the acquisition date are not reflected in our new business volume in the year of acquisition. The first quarter Vendor Finance acquisition significantly leveraged our existing expertise in managing vendor relationships across Europe. The businesses acquired provide asset finance to customers of industrial equipment and technology manufacturers and suppliers throughout the United Kingdom and Germany. Approximately 60% of the purchased assets were originated in the UK, with the balance in Germany. The second quarter acquisition included assets that complemented existing domestic CIT businesses. The acquisition of Edgeview Partners provides additional advisory service capabilities to private-equity firms and middle market companies, which is part of our ongoing initiative to boost revenue from fees and decrease our reliance on interest income.

See Note 23 – Goodwill and Intangible Assets for additional information.

DISPOSITIONS

Disposition Summary (dollars in millions)

Asset Type	Financing and Leasing Assets	Closing	Segment
Construction finance	$2.6 billion	2nd quarter 2007	Corporate Finance
Systems leasing	$0.7 billion	4th quarter 2007	Vendor Finance
DFS equity	–	4th quarter 2007	Vendor Finance

In addition to normal course sales and syndications in a prior table, we periodically dispose of receivables and other assets that we determine do not meet our risk-adjusted return criteria or do not fit in with our strategic direction, including growth and scale characteristics. This guided the disposition initiatives above, thereby freeing up the corresponding capital for redeployment. We sold our construction business and made the effort to sell much of our manufactured housing and home lending portfolios. The sale of equity is the sale of CIT’s 30% interest in its Dell Financial Services joint venture due to Dell’s exercise of a purchase option, not a sale of financing assets.

RESULTS BY BUSINESS SEGMENT

Effective with the third quarter of 2007, and consistent with recent management changes, our segment disclosures reflect the following changes. Prior period data conforms to current period presentation.

–	The student lending and consumer loan businesses, previously reported in the Consumer and Small Business Lending segment, are reported in the Consumer segment.

–	The small business lending unit, previously reported in the former Consumer and Small Business Lending segment, is reported in the Corporate Finance segment.

Results by Business Segment for the years ended December 31 (dollars in millions)

	2007	2006	2005

Net Income / (Loss)
Corporate Finance	$453.0	$284.3	$266.5
Transportation Finance	271.1	259.8	116.3
Trade Finance	164.0	162.2	173.5
Vendor Finance	410.1	275.8	289.8

Commercial Segments	1,298.2	982.1	846.1

Consumer	(274.9)	41.8	46.4

Total Segments	1,023.3	1,023.9	892.5
Corporate & Other	(231.3)	(98.2)	26.0

Net Income from continuing operations, before preferred stock dividends	$792.0	$925.7	$918.5

Return on Equity
Corporate Finance	18.3%	13.6%	14.6%
Transportation Finance	16.3%	18.4%	9.2%
Trade Finance	17.8%	18.3%	19.8%
Vendor Finance	23.6%	27.0%	26.7%
Commercial Segments	19.1%	18.2%	16.7%
Consumer	(52.3%)	9.1%	11.7%
Total Segments	15.0%	15.1%	14.4%
Corporate & Other	(3.4%)	(1.4%)	0.4%
Total	11.6%	13.6%	14.8%

Beginning with the first quarter of 2007, we refined our capital allocation factors and also began allocating certain expenses to our segments to measure segment performance on a more fully “loaded” basis. These expenses include equity-based compensation and corporate support costs, as well as a portion of the provisions for credit losses, which had previously been recorded in Corporate and Other. Certain other expenses are not allocated to the operating segments. These are reported in Corporate and Other and consist primarily of the following: (1) certain funding costs, as the segment results reflect debt transfer pricing that matches assets (as of the origination date) with liabilities from an interest rate and maturity perspective; (2) certain tax provisions and benefits; (3) a portion of credit loss provisioning in excess of amounts recorded in the segments; and (4) interest and dividends on preferred securities, as segment risk adjusted returns are based on the allocation of common equity.

Results by business segment are discussed below. See Note 21 – Business Segment Information for additional details.

Corporate Finance

–	Net income increased from the preceding years, driven by profitability improvements across most businesses and a significant 2007 gain on the sale of the U.S. construction portfolio. Excluding the gain, net income increased sequentially by 10% in 2007 and 7% in 2006, year over year. Significant contributors to the 2007 improvements were the syndicated loan group, healthcare and commercial and industrial.

–

Total net revenues (net finance revenue plus other income) increased 34% in 2007 and 17% in 2006 from the prior year. Finance margins as a percentage of earning assets have trended slightly down over the presented years. Other income in 2007 was flat with 2006 after 2006 was up 18% from 2005, reflecting two years of strong fees, including the contribution of higher advisory fees from a 2007 acquisition of a mergers and advisory firm. However, partially offsetting this performance were lower syndications fees due to lack of market liquidity in the latter half of 2007.

–

After being flat in 2006 compared to the prior year in both amount and percentage of receivables (at approximately 20 basis points), charge-offs trended up in 2007 on a lower level of recoveries. 2006 recoveries were high and increased approximately $16 million over 2005.

–	Return on risk-adjusted capital increased in 2007 due to the gain on sale of the U.S. construction portfolio. Absent this gain, the 2007 return was 12.6%.

–

Volume was strong across virtually all of the businesses. Newer businesses such as the syndicated loan group (up 49% to $2.3 billion) contributed to the 10% increase over 2006. Healthcare, which led the 2006 growth of over 65% from 2005, was down during 2007.

–

Owned assets growth was up 7% over 2006, muted by the sale of the $2.6 billion construction portfolio. Growth during 2007 was highlighted by the commercial and industrial and the syndicated loan groups. Securitized assets were slightly lower as we shifted strategy to sales and syndications during 2006. 2006 owned asset growth was over 36% from 2005

Item 7: Management’s Discussion and Analysis PAGE 15

year-end, with strength in healthcare, syndicated loan business and communications, media & entertainment.

Transportation Finance

–	This segment posted a second consecutive year of strong bottom line performance, up from 2006 (last year included noteworthy items). Excluding the 2006 noteworthy items, net income was $251.0 million in 2006 and $133.2 million in 2005. The improvement reflected higher operating lease net revenues (operating lease rental income less the related equipment depreciation expense), led by aerospace rentals, strong recoveries and a continued low effective tax rate due to the relocation of aircraft to Ireland coupled with higher allocated tax benefits.

–	Total net revenues improved 29% in 2007 on top of a strong 49% in 2006, driven by stronger operating lease margins, which increased to 7.13% in 2007 from 6.74% in 2006 and 5.58% in 2005. Aerospace rental rates continue to strengthen as aircraft are re-leased at higher rates, offsetting moderating rail utilization rates.

–	Credit metrics remained strong over the past two years. During 2007 we recovered $32 million of previously charged off U.S. carrier balances in commercial aerospace, on top of net recoveries during 2006. Delinquency and non-performing assets declined from 2005.

–	Return on risk-adjusted capital declined from 2006 primarily due to the noteworthy items last year, but remained well above 2005 and CIT’s internal target return rate.

–	New business volume decreased slightly from a strong 2006 but outpaced 2005. In 2007, we committed to the purchase of 37 additional new commercial aircraft and ended the year with 107 aircraft on order. See Note 17 – Commitments and Contingencies for additional information.

–	Asset growth was 13% for the segment, driven by new aircraft deliveries from our order book and loans to major carriers. During 2007, we placed 26 new aircraft from our order book. Our commercial aircraft are fully utilized; there were no aircraft off-lease at year-end 2007 and 2006, down from ten at year-end 2005. Rail demand experienced some softening during 2007. Our rail assets were 92% utilized at the end of 2007.

Trade Finance

–	Net income was up in 2007 after falling 5% in 2006 from the prior year. Higher finance income and lower provision for credit losses offset lower commissions. The decline in 2006 was due to higher charge-offs.

–	Total net revenues increased slightly in 2007 and 2006, as net finance margin as a percentage of average earning assets improved in both years. Other income declined modestly in 2007 after a slight increase in 2006, as lower commission income rates were offset by higher factoring volume.

–	After increasing in 2006, net charge-offs were down 11 bps in 2007. Delinquency and non-performing accounts trended down from 2006 levels, which in turn were up from relatively low levels at December 31, 2005.

–	Return on risk adjusted capital trended down over the periods presented, consistent with a decline in return on assets.

–	During 2007 we capitalized on our prior year European acquisition, which helped increase assets 5% from 2006.

Vendor Finance

–

Net income improved from the prior year due to a pre-tax gain of $247.1 million from the sale of CIT’s 30% interest in the U.S. based Dell Financial Services (DFS) joint venture (resulting from Dell exercising its purchase option) and a $21.0 million gain on the sale of the U.S. Systems Leasing portfolio. Net income was up by 7% in 2006, reflecting strong growth in the international operations. Excluding the DFS gain, net income was down, as a reduction in other income was mitigated by improved finance revenue. The 2006 improvement was driven primarily by higher other income and reduced charge-offs. The 2005 results included a $26.8 million after tax gain on the sale of our domestic micro-ticket leasing point of sale unit.

–

Total net revenues excluding the DFS and systems leasing gains decreased in 2007 driven by lower other income, and was up 4% in 2006. After a decline in 2006, net finance revenue increased in 2007 driven by higher asset levels from two significant acquisitions, totaling approximately $4 billion. Other revenue was down in 2007, excluding the DFS and systems leasing gains, due to lower joint venture fees, lower gains from equipment sales and fewer securitization sales. Other income was up 7% in 2006, reflecting strong gains from asset sales and syndication activity in our global operations.

–

Net charge-offs as a percentage of average finance receivables improved in both years. Both delinquency and non-performing asset levels were up from 2006, primarily driven by U.S. operations due to the integration of leasing platforms.

–	Return on risk-adjusted capital was down after improving in 2006.

–

After declining for the past two years, new business volume increased 19% in 2007, as activity from new vendor partners and the current year acquisitions offset the anticipated lower volumes from one U.S. joint venture. During the year, we announced continued growth with new strategic partnerships with several large international companies.

–

Managed assets were up 31% from last year as the asset growth from acquisitions and strong volumes, offset the sale of the systems leasing portfolio and the 20% decline in U.S. Dell program assets to $2.9 billion, reflecting both a decline in the overall Dell financed sales volume and Dell exercising its right to purchase a higher portion of the receivables originated by the DFS joint venture.

International assets grew 16% in 2006; while in total, managed assets were down from 2005 primarily due to Dell U.S.

Consumer

–

The unit recorded a loss in 2007 reflecting the $313 million in impairment charges to write-off the goodwill and intangible assets associated with the student lending business and higher provisioning for charge-offs of other unsecured consumer loans.

–

Total net revenues were up slightly in 2007 after improving 50% in 2006. Net finance margin for the past two years has been up in dollars but down as a percentage of AEA, reflecting the growth in the lower margin federally guaranteed student lending portfolio. Other revenue decreased in 2007 on lower receivable gains after an increase of 43% in 2006 on higher gains on sales of student lending receivables. Average earning assets increased in 2007 and 2006, reflecting growth in the student lending business.

–	We grew the deposit funding at CIT Bank by approximately $350 million during 2007. Since its inception, the bank has been primarily funding consumer loans, including home lending and other sales financing, businesses which we are currently exiting. During late 2007 we began the Bank’s transition from a consumer-oriented lender to a commercial lender and have recently originated certain loans in conjunction with Corporate Finance.

–	Net charge-offs were up in 2007, primarily due to the other consumer loans in the Bank discussed above. We expect this higher level of charge-offs to continue into 2008 as we liquidate these bank portfolios. Past due and non-performing loans also increased.

–	Despite an increase in assets for the year, new business volume decreased over last year’s strong loan origination levels at Student Loan Xpress.

–	Assets were up 32% for the year primarily due to growth in the student lending business, which grew by approximately $2.8 billion in 2007. See “Concentrations” section for more detail on student lending.

Corporate and Other net expenses are shown in the table below:

Corporate and Other for the years ended December 31 (dollars in millions)

	2007	2006	2005

Unallocated revenues, net	$24.9	$2.2	$29.0
Provision for credit losses	(38.3)	(5.6)	(27.7)
Provision for severance and real estate exit activities	(22.5)	(15.7)	(23.2)
Charges not allocable to discontinued operation	(116.2)	(79.1)	(46.2)

Subtotal	(152.1)	(98.2)	(68.1)
Loss on early extinguishments of debt	(79.2)	–	–
Real estate investment gain	–	–	69.7
Mark-to-market on non-accounting hedge derivatives	–	–	24.4

Total	$(231.3)	$(98.2)	$26.0

The increase in unallocated net revenues reflects the impact of the disrupted capital markets, as higher interest revenue on excess liquidity offset operating expenses. The provision for credit losses reflects the portion of credit loss provisioning in excess of amounts recorded in the segments.

The charges related to discontinued operation consist of interest on debt not assumed by the buyer and indirect overhead costs.

The loss on early extinguishments of debt reflects the after tax charge to call $1.5 billion in high coupon debt and preferred capital securities in the first quarter of 2007. These securities were refinanced with securities that qualified for a higher level of capital at a lower cost of funds as part of a capital optimization initiative in place at that time.

The 2005 derivative amounts related to certain compound derivative contracts, which did not qualify for hedge accounting treatment and were terminated in, or had matured by, the fourth quarter of 2005.

Item 7: Management’s Discussion and Analysis PAGE 17

CONCENTRATIONS

Ten Largest Accounts

Our ten largest financing and leasing asset accounts in the aggregate represented 4.6% of our total financing and leasing assets at December 31, 2007 (the largest account being less than 1.0%), 5.4% at December 31, 2006, and 5.3% at December 31, 2005. The largest accounts primarily consist of companies in the transportation, retail and energy industries. The decline from the prior two years is primarily due to the growth in our consumer and smaller ticket vendor portfolios.

Operating Leases

Operating Leases as of December 31 (dollars in millions)

	2007	2006	2005

Transportation Finance – Aerospace (1)	$7,206.8	$6,327.6	$5,327.1
Transportation Finance – Rail and Other	3,824.8	3,518.7	3,081.4
Vendor Finance	1,119.3	967.2	1,049.5
Corporate Finance	459.6	204.4	177.7

Total	$12,610.5	$11,017.9	$9,635.7

(1)	Aerospace includes commercial, regional and corporate aircraft and equipment.

The increases in the Transportation Finance– Aerospace portfolio reflect deliveries of 26 new commercial aircraft from our order book. We had 219 commercial aircraft on operating lease at December 31, 2007, up from 192 last year and 182 in 2005. As of December 31, 2007, our operating lease railcar portfolio consisted of approximately 98,000 cars including 29,000 cars under sale-leaseback contracts. Railcar utilization remained fairly strong with approximately 92% of our fleet in use.

The increase in the Vendor Finance operating lease portfolio reflects increases in our international portfolio, largely through acquisition.

The increase in Corporate Finance operating leases is primarily due to commercial real estate operating leases.

Leveraged Leases

Leveraged Lease Portfolio as of December 31 (dollars in millions)

Transaction Component	2007	2006	2005

Project finance	$163.6	$192.7	$360.1
Commercial aerospace	86.2	138.3	367.3
Rail	152.3	137.2	212.9
Other	32.3	28.1	80.4

Total leveraged lease transactions	$434.4	$496.3	$1,020.7

As a percentage of finance receivables	0.7%	0.9%	2.3%

The major components of our net investments in leveraged leases include: 1) power and utility project finance transactions, 2) rail transactions; and 3) commercial aerospace transactions, including tax-optimized leveraged leases. The reduction in the project finance balance reflects refinancing of two power generation facilities, which resulted in the classification of the resulting transactions as conventional capital leases. The decline in the aerospace balances generally reflects the debt restructuring and reclassification to operating leases in conjunction with our initiative to relocate and fund certain assets overseas. The 2006 decline in rail is due to the remarketing of the equipment under operating lease agreements at the expiration of the original lease transactions.

Joint Venture Relationships

Our strategic relationships with industry-leading equipment vendors are a significant origination channel for our financing and leasing activities. These vendor alliances include traditional vendor finance programs, joint ventures and profit sharing structures. Our vendor programs with Dell, Snap-on and Avaya are among our largest alliances.

We have multiple program agreements with Dell, one of which was Dell Financial Services (DFS), covering originations in the U.S. The agreement, provided Dell with the option to purchase CIT’s 30% interest in DFS, which was exercised during the fourth quarter of 2007 resulting in a pre-tax gain of $247.1 million. We maintain the right to provide 25% (of sales volume) funding to DFS in 2009 and 35% in 2008, compared to 50% in 2007. We also retain vendor finance programs for Dell’s customers in Canada and in more than 40 countries outside the United States that are not affected by Dell’s purchase of our DFS interest.

The joint venture agreement with Snap-on runs until January 2009. The Avaya agreement, which relates to profit sharing on a CIT direct origination program, was extended through September 2009, pursuant to a renewal provision in the agreement.

Our financing and leasing assets include amounts related to the Dell, Snap-on, and Avaya joint venture programs. These amounts include receivables originated directly by CIT as well as receivables purchased from joint venture entities. A significant reduction in origination volumes from any of these alliances could have a material impact on our asset and net income levels.

For additional information regarding certain of our joint venture activities, see Note 20 – Certain Relationships and Related Transactions.

Joint Venture Relationships as of December 31 (dollars in millions)

	2007	2006	2005

Owned Financing and Leasing Assets
Dell U.S.	$604.7	$1,307.9	$1,986.3
Dell - International	1,748.1	1,667.9	1,528.3
Snap-on	1,010.5	1,001.2	1,035.7
Avaya Inc	399.7	478.0	563.0
Securitized Financing and Leasing Assets
Dell U.S.	$2,341.6	$2,394.5	$2,526.1
Dell - International	84.7	122.3	34.2
Snap-on	24.1	39.2	55.4
Avaya Inc	402.4	446.1	460.5

Item 7: Management’s Discussion and Analysis PAGE 19

Geographic Composition (%)

Geographic Concentrations by Obligor as of December 31

	2007	2006	2005
State
California	7.4%	7.7%	8.2%
Texas	6.4%	7.4%	7.6%
New York	6.7%	6.6%	7.0%
All other states	50.1%	53.5%	52.2%

Total U.S.	70.6%	75.2%	75.0%

Country
Canada	7.2%	6.6%	7.2%
England	5.8%	4.0%	4.1%
Germany	2.5%	1.3%	0.9%
Mexico	1.5%	1.3%	1.1%
Australia	1.3%	1.2%	1.3%
China	1.7%	1.4%	1.2%
Spain	1.0%	1.0%	1.1%
France	0.9%	1.1%	1.2%
All other countries	7.5%	6.9%	6.9%

Total International	29.4%	24.8%	25.0%

The table summarizes significant state concentrations greater than 5.0% and international concentrations in excess of 1.0% of our owned financing and leasing portfolio assets. Domestic concentrations decreased as a result of asset dispositions in construction and home lending. International assets increased in 2007 due to increased originations and the Barclays acquisition. For each period presented, our managed asset geographic composition did not differ significantly from our owned asset geographic composition.

Industry Composition

Our industry composition is detailed in Note 5 – Concentrations. We believe the following discussions, covering certain industries, are of interest to investors.

Aerospace

Commercial Aerospace Portfolio as of December 31 (dollars in millions)

	2007		2006		2005
	Net Investment	Number	Net Investment	Number	Net Investment	Number
By Region:
Europe	$2,906.2	94	$2,880.2	88	$2,348.4	75
U.S. and Canada	1,279.5	60	1,288.0	60	1,243.6	62
Asia Pacific	2,274.9	82	1,705.6	52	1,569.0	52
Latin America	1,136.0	36	835.4	27	533.7	20
Africa / Middle East	567.8	15	402.1	10	257.2	6

Total	$8,164.4	287	$7,111.3	237	$5,951.9	215

By Manufacturer:
Boeing	$3,579.6	154	$3,105.7	124	$2,644.6	124
Airbus	4,575.8	132	3,996.2	113	3,269.0	84
Other	9.0	1	9.4	–	38.3	7

Total	$8,164.4	287	$7,111.3	237	$5,951.9	215

By Body Type(1):
Narrow body	$6,136.4	226	$5,168.9	179	$4,331.0	165
Intermediate	1,821.9	48	1,690.3	43	1,347.2	27
Wide body	197.1	12	242.7	15	235.4	16
Other	9.0	1	9.4	–	38.3	7

Total	$8,164.4	287	$7,111.3	237	$5,951.9	215

By Product:
Operating lease	$7,120.1	219	$6,274.0	192	$5,327.1	182
Leveraged lease (other)	40.8	2	95.2	4	232.1	10
Leveraged lease (tax optimized)	45.4	1	43.1	1	135.2	7
Capital lease	225.5	9	151.9	6	67.7	3
Loan	732.6	56	547.1	34	189.8	13

Total	$8,164.4	287	$7,111.3	237	$5,951.9	215

Number of accounts		105		92		93
Weighted average age of fleet (years)		5		5		6
Largest customer net investment	$287.3		$288.6		$277.3
Off-lease aircraft		–		–		10

(1)	Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

Our top five commercial aerospace exposures totaled $1,321.4 million at December 31, 2007. Four of the top five exposures are to carriers outside of the U.S. The largest exposure to a U.S. carrier at December 31, 2007 was $234.6 million.

Aerospace depreciation expense for the years ended December 31, 2007, 2006 and 2005 totaled $330.5 million, $299.4 million, and $248.4 million.

Our aerospace assets include both operating and capital leases as well as secured loans. Management considers current lease rentals as well as relevant and available market information (including third-party sales for similar equipment, published appraisal data and other marketplace information) both in determining undiscounted future cash flows when testing for the existence of impairment and in determining estimated fair

Item 7: Management’s Discussion and Analysis PAGE 21

value in measuring impairment. We adjust the depreciation schedules of commercial aerospace equipment on operating leases or residual values underlying capital leases when projected fair value at the end of the lease term is less than the projected book value at the end of the lease term. We review aerospace assets for impairment annually, or more often should events or circumstances warrant. Aerospace equipment is defined as impaired when the expected undiscounted cash flow over its expected remaining life is less than its book value. We factor historical information, current economic trends and independent appraisal data into the assumptions and analyses we use when determining the expected undiscounted cash flow. Included among these assumptions are the following: lease terms, remaining life of asset, lease rates, remarketing prospects and maintenance costs.

See Item 8. Financial Statements and Supplementary Data, Note 17 – Commitments and Contingencies for additional information regarding commitments to purchase additional aircraft and Note 5 – Concentrations for further discussion on geographic and industry concentrations.

Student Lending (Student Loan Xpress)

The Consumer Finance student lending portfolio, which is marketed as Student Loan Xpress, totaled $11.6 billion at December 31, 2007, representing 15.1% of owned and 13.9% of managed assets. Loan origination volumes totaled $5.9 billion in 2007, $6.3 billion in 2006, and $2.4 billion for the period of CIT ownership beginning in February 2005. Student Loan Xpress has arrangements with certain financial institutions to sell selected loans and works jointly with these financial institutions to promote these relationships. These sales are held on-balance sheet and are further described in “On-balance Sheet Securitization Transactions”.

Finance receivables, including held for sale, by product type for our student lending portfolio are as follows:

Product Type at December 31 (dollars in millions)

	2007	2006	2005

Consolidation loans	$9,050.4	$7,399.8	$4,668.7
Other U.S. Government guaranteed loans	1,935.3	1,064.1	568.7
Private (non-guaranteed) loans and other	599.3	308.8	30.4

Total	$11,585.0	$8,772.7	$5,267.8

Delinquencies (sixty days or more) %	5.06%	4.71%	2.63%
Top state concentrations	California,	California,	California,
	New York,	New York,	New York,
	Texas, Ohio,	Texas, Ohio,	Texas, Ohio,
	Pennsylvania	Pennsylvania	Pennsylvania
Top state concentrations (%)	36%	35%	37%

In late 2007, we ceased originating new private student loans. However, the portfolio is expected to grow approximately $200 million in 2008 due to existing funding commitments. Loans to students at the top 5 institutions represent approximately 50% of the portfolio at December 31, 2007.

During the third quarter of 2007, legislation was passed with respect to the student lending business. Among other things, the legislation reduces the maximum interest rates that can be charged by lenders in connection with a variety of loan products, increases loan origination fees paid to the government by lenders, and reduces the lender guarantee percentage. The legislation goes into effect for all new FFELP student loans with the first disbursements on or after October 1, 2007. The reduced guarantee percentage, from 97% to 95%, is in effect for loans originated after October 1, 2012. As a result, management assessed the value of goodwill associated with our student lending business following the passage of the legislation, and again in the fourth quarter.

Based on decreased market valuations and lower profit expectations for student lending businesses in the fourth quarter of 2007 due to higher funding and credit costs, we wrote off the entire balance of goodwill and intangible assets, approximately $313 million, associated with this business in a fourth quarter impairment charge. See Note 23 for additional information regarding goodwill and intangible assets.

In February 2008, a private pilot training school, whose students have outstanding loans totalling approximately $196 million at December 31, 2007, filed for Chapter 7 bankruptcy. Management is currently evaluating the collectibility and projected cash flows related to these loans. Given the unsecured nature of the loans and the uncertainties regarding collection, management currently expects additional reserves may be required in 2008 in connection with these loans. See Note – 27 Subsequent Events for further information.

DISCONTINUED OPERATION

In June 2008, management contractually agreed to sell the home lending business, including the home mortgage and manufactured housing portfolios and the related servicing operations. The sales of assets closed in July 2008 and we expect to transfer servicing by February 2009. Our Form 10-Q for the quarterly period ended June 30, 2008 presented this business as a discontinued operation. The operating results and the assets and liabilities of the discontinued operation, which formerly comprised the Home Lending segment, are presented separately in the Consolidated Financial Statements. Summarized financial information for the discontinued home lending business is shown in Note 1 –Discontinued Operation, in Item 8. Financial Statements and Supplementary Data.

HOME LENDING BUSINESS – SIGNIFICANT 2007 EVENTS AND ACTIONS

The Company entered the home lending business in 1992 in order to develop diversification relative to our commercial finance businesses in an asset class with liquidity, predictable revenue streams and growth opportunities. In the first half of 2007, deteriorating credit performance in the residential mortgage markets, coupled with reduced liquidity in the secondary market for this asset class, resulted in a decline in portfolio and origination economics. In light of these negative developments, other negative trends in the housing market and management’s belief that the residential mortgage business would be weak for an extended period, we announced our intent to exit this business in July of 2007. Working with an external advisor, we considered an outright sale of: (i) the business as a going concern, including the origination and servicing platforms; (ii) the entire portfolio of receivables or (iii) various parts of the portfolio.

Second Quarter 2007

Given our intent to exit the business and potentially sell all or part of the portfolio, management determined that the home lending receivables portfolio no longer qualified as assets held for investment under generally accepted accounting principles (GAAP) at June 30, 2007. Accordingly, the portfolio was transferred to assets held for sale and reduced to the lower of cost or market as required by GAAP, resulting in a second quarter pre-tax charge of $765.3 million. The valuation allowance as of June 30, 2007 reflected a discount of approximately 6.3% to the $11.3 billion of unpaid principal balance (UPB), excluding repossessed assets, based on management’s estimate of fair value.

The valuation allowance for the mortgage portfolio as of June 30, 2007 was based on (i) pricing indicators for multiple pools of our home lending portfolio that we obtained from a major market participant on two separate occasions in mid-June and early July 2007 and (ii) an offer from a private equity investor to purchase a portion of the portfolio comprised of a representative cross section of the entire portfolio. Both the pricing indicators from the major market participant and the bid from the private equity investor were within comparable value ranges. There were few observable portfolio sale transactions in the weeks preceding June 30, 2007. Those transactions that were completed were at levels in excess of par value and were dismissed as not being relevant estimates of fair value as at June 30, 2007 due to the changed market conditions.

The valuation adjustment at June 30, 2007, was based on an assessment of the estimated fair value of the mortgage portfolio, as opposed to the overall business including origination and servicing platforms.

Third Quarter 2007

We closed the home lending origination platform and ceased accepting new loan applications in August 2007, and recorded a pre-tax charge of $39.6 million for severance ($25.0 million) and other exit costs ($14.6 million). The closing of the origination platform reduced annual operating expenses by approximately $50 million. As explained below, we obtained funding using a significant portion of the home lending assets as collateral in secured financing transactions at the end of the quarter.

Given continued adverse conditions in the U.S. housing market, the residential mortgage market, and the global capital markets, and our expectation that these conditions could persist for an extended period, management determined after extensive analysis of market conditions, portfolio conditions and trends that an orderly run-off of a substantial portion of the Company’s home lending receivables portfolio, rather than a sale under market conditions expected for the foreseeable future, would produce a better economic outcome for the Company’s shareholders. Accordingly, $9.7 billion in remaining unpaid principal balance (UPB) of the $11.1 billion UPB of home lending receivables (excluding repossessed assets) were transferred at the lower of cost or market from assets held for sale to assets held for investment as of September 30, 2007. A third quarter valuation charge of $465.5 million pretax was recorded to reduce the portfolio to lower of cost or market value, on a loan by loan basis, prior to transfer to held for investment. The accumulated valuation allowance as of September 30, 2007 reflected a discount of approximately 9.7% to the $11.1 billion of UPB, excluding repossessed assets. The portion of the accumulated valuation allowance related to loans transferred from held for sale to held for investment at September 30 is accounted for as a discount for periods after September 30, 2007.

In determining estimated fair value at September 30, 2007, management stratified the home lending portfolio into nine pools of loans with common characteristics that we believed to be consistent with how a market participant would evaluate the value of the portfolio.

–

Six pools, comprising $7.5 billion of the $9.7 billion were transferred to held for investment at September 30, 2007. For three of these pools, estimated fair values were based upon observable sales of portfolios of similar assets by two financial institutions in September 2007. These three pools were primarily comprised of first lien conforming and non-conforming fixed and floating rate mortgage loans. These two market transactions were the only relevant transactions that we were able to identify. Based on our experience in the market, we identified 12 relevant loan characteristics that we believed were typically used by market participants

Item 7: Management’s Discussion and Analysis PAGE 23

to compare and adjust prices between comparable mortgage portfolios. These characteristics included, but were not limited to weighted average coupon, loan-to-value ratio, FICO score, lien position (second vs. first), percentage of portfolio comprised of adjustable rate mortgages and proportion of full documentation loans. We used pricing sheets to calculate adjustments to observable sale prices of the two portfolios of similar assets sold by other financial institutions (purchase price adjustments) based on similarities and differences between the 12 component characteristics of the CIT portfolios and each of the portfolios sold by the two financial institutions. We had previously used similar pricing sheets in our own actual market transactions. These pools are labeled pools 1, 2, and 5 in the tabular summary of held for investment balances at December 31, 2007 that follows.

–

Despite extensive research, including consulting with several major market participants, we were unable to obtain observable relevant market transactions during the third quarter of 2007 for the other three pools of assets transferred to held for investment, comprising $2.2 billion at September 30, 2007. These pools include home equity lines of credit (HELOC), re-performing first lien mortgage loans and second lien loans. Based on our judgment regarding market practices, we developed estimates of fair value utilizing discounted cash flow analyses for each of the pools by applying assumptions that we believe market participants would have utilized. We assumed a weighted average lifetime loss assumption of approximately 16% (with an underlying range among the pools of 11% to 30%) and a weighted average discount rate of approximately 13.5% (with an underlying range among the pools of 12.75% to 15%). These pools are labeled pools 3, 4 and 6 in the tabular summary of held for investment balances at December 31, 2007 that follows.

–

For the three pools (two pools of manufactured housing loans and the pool of non-performing and delinquent loans sold in the fourth quarter) comprising the portfolio classified as held for sale at September 30, 2007 (UPB of approximately $1.4 billion), we based the valuation upon multiple third party bids that resulted from our marketing efforts with respect to these portfolios. These bid terms and conditions did not include provisions for credit recourse or seller financing.

See Critical Accounting Estimates for additional discussion of the fair value determination and the related sensitivities for changes in assumptions underlying discounted cash flow modeling.

Consistent with management’s determination to hold certain assets for the foreseeable future, in the third quarter, we segregated $7.2 billion UPB of the $9.7 billion portfolio in a bankruptcy-remote vehicle and issued $5.2 billion of securities as on-balance sheet, non-recourse secured financings. These financing transactions, which management viewed as an attractive alternative to sales in the then current market, encumbered the assets for their remaining lives, as the terms of the securitizations do not permit the Company to withdraw assets from the securitization vehicles or to substitute comparable assets. The $7.2 billion of loans collateralizing the securitizations were predominantly first liens, less seasoned than other loans in our portfolio and at the high end of our average portfolio FICO score range. The majority of the remaining $2.5 billion portfolio transferred to held for investment at September 30, 2007 was comprised of re-performing first liens, which had either been delinquent or modified at some point in the account history, and home equity lines of credit. Management has both the ability and intent to hold over their remaining lives the entire $9.7 billion of home lending assets transferred to held for investment and to liquidate them in accordance with their contractual terms. The Company has ceased its sales analysis and activities with respect to these assets.

The securities in the on-balance sheet financing (securitization) transactions described above were structured into separate credit tranches and rated AAA through BBB-. The $5.2 billion private placement of securities sold to investors was comprised entirely of the AAA components of the structure. While we are not currently offering the remaining securities for sale, we could sell the lower-rated securities (AA+ to BBB-) if conditions were to become economically attractive. There are no conditions that need to be satisfied in order for us to execute such sales.

The following table summarizes the UPB of the Home Lending portfolio by pool of loans at September 30 and December 31, 2007 ($ in millions).

Pool	September	December	Fair Value Methodology — September Valuation
1 Securitization pool - conforming loans	$6,154	$6,061	(3) Observable market transactions
2 Securitization pool - non-conforming	1,088	915	(3) Observable market transactions
3 Re-performing first liens(1)	1,272	1,226	Discounted cash flow model
4 HELOCS(2)	532	478	Discounted cash flow model
5 Other securitization eligible loans	256	210	Observable market transactions
6 Second liens, other	386	281	Discounted cash flow model

Total held for investment portfolio	$9,688	$9,171

(1)	Re-performing first liens were either delinquent or modified at some point in the account history.

(2)	Home equity lines of credit.

(3)	At December 31, 2007, CIT retains $2.3 billion securities backed by loans in Pool 1 and 2, of which $1.6 billion are investment grade. Balances include loans pledged as collateral on the $4.8 billion AAA-rated non-recourse debt outstanding.

Fourth Quarter 2007

In October, management sold approximately $870 million UPB of non-performing and delinquent loans (classified in assets held for sale at September 30, 2007) at a price approximately $20 million below the September 30, 2007 carrying value, and recognized a fourth quarter loss on sale.

The bids for the remaining assets held for sale that we utilized in the third quarter valuation did not materialize due to the prospective buyers’ inability to obtain financing. Therefore, we are continuing to market the $488 million UPB of manufactured housing assets remaining in assets held for sale at December 31, 2007. The estimated fair value for these two pools was determined using discounted cash flow analyses, as we did not consider the third quarter bids to be relevant estimated fair value data points at December 31, 2007. Cash flows, determined based on projections of lifetime losses, were discounted at rates that we believed reflected the potential volatility in the projected cash flows that would have been considered by market participants. As a result, an additional valuation allowance of $18 million, or 3.7% of UPB, was recorded in the fourth quarter to reduce carrying value to estimated fair value as of December 31, 2007, bringing the cumulative valuation allowance charge to $1,248.9 million for the year ended December 31, 2007.

In addition to the valuation allowance charges described above, we recorded a $250.0 million provision for credit losses during the quarter ended December 31, 2007 related to the mortgage loans held for investment. The fourth quarter provision related primarily to the loans securitized in the third quarter. These loans were comprised predominantly of first liens, were less seasoned and at the higher end of the average FICO score range, and as a result, had the lowest percentage of discount to UPB of the six pools. Adverse credit trends in this portfolio during the quarter, reflecting portfolio seasoning, coupled with severity of loss assumptions arising principally from further deterioration in the home lending market during the quarter, were the primary drivers of the provision charge.

The following table summarizes the balances for, and activity in various components of, home lending loans held for sale, held for investment, and repossessed assets from June 30, 2007 (date of classification as held for sale) through December 31, 2007.

($ in millions)	Held for Investment		Held for Sale		Repossessed Assets
	UPB	Discount	UPB	Val allow	UPB(1)	Val allow(1)
Balance at June 30, 2007	$ –	$ –	$11,289.3	$(707.7)	$239.6	$(114.7)
Transfer to repossessed assets	–	–	(103.2)	23.5	103.2	(23.5)
Charge-offs (UPB basis)	–	–	(55.5)	55.5	–	–
Asset sale / other	–	–	(40.7)	22.7	–	–
Third quarter valuation charge	–	–		(465.5)	–	–
Liquidations – net	–	–	(45.8)	–	–	–
Transfer to held for investment	9,687.5	(601.0)	(9,687.5)	601.0	–	–

Balance at September 30, 2007	9,687.5	(601.0)	1,356.6	(470.5)	342.8	(138.2)

Transfer to repossessed assets	(40.0)	23.0	(2.0)	1.0	42.0	(24.0)
Charge-offs (UPB basis)	(115.0)	109.0	–	–	–	–
Asset sale	–	–	(867.0)	342.0	–	–
Fourth quarter valuation charge	–	–	–	(18.0)	–	–
Accretion	–	6.0	–	–	–	–
Liquidations / other	(362.0)	10.0	–	–	(40.0)	24.0

Balance at December 31, 2007	$9,170.5	$(453.0)	$ 487.6	$(145.5)	$344.8	$(138.2)

(1)	Respective amounts at repossession date and transferred to other assets.

Accounting Conventions at December 31, 2007

The accounting for loans transferred to held for investment from assets held for sale has a number of key revenue recognition aspects that will impact prospective reported results for the home lending portfolio. Key elements of this accounting follow.

–	As described above, the loans transferred to held for investment from held for sale were valued at the lower of cost or market (LOCOM) at the September 30, 2007 transfer date.
–	While in held for investment, the loans will not be subject to LOCOM accounting.
–	Under held for investment accounting, the difference between the carrying value at LOCOM and UPB is reflected as loan discount, a reduction of the carrying value of the corresponding loans.
–	The valuation allowance for each pool at the transfer date was allocated on a loan-by-loan basis to loans within each pool, based upon an assessment of underlying loan characteristics, including, but not limited to, interest rate reset characteristics (fixed versus variable rate), lien position, and estimated inherent loss.
–	Subsequent to transfer, the discount on performing loans is being accreted into earnings as an increase to finance revenue over the contractual life of the assets using the interest (level yield) method.

Item 7: Management’s Discussion and Analysis PAGE 25

–	Consistent with our historic accounting policies, discount accretion and income accrual is suspended on non-performing accounts when they become 90 days or more delinquent.
–	Any unamortized discount is recognized in the period of prepayment.
–	An allowance for credit losses is evaluated on a loan pool basis and is recognized to the extent estimated inherent losses exceed corresponding remaining unamortized discount at any balance sheet date, in accordance with FAS 5 and SAB 102.
–	Charge-offs are recognized to the extent net individual loan carrying value, including any remaining unaccreted discount, exceeds the corresponding expected future cash flows for that loan, and are recorded no later than 180 days past due.

As a result of the accounting requirements described above, finance revenue is expected to reflect a slightly increased yield due to discount accretion, while the allowance for credit losses will reflect ongoing estimates of inherent losses in the portfolio, based on then existing portfolio characteristics, loan performance and other relevant credit factors. The allowance for credit losses will also be impacted by losses that exceed the unamortized discount on such loans. Future earnings trends will continue to reflect changes in the credit dynamics of the portfolio, including trends in default rates, price trends in the residential home market, our success in restructuring certain loans and the effectiveness of our collection operations. We currently expect that home lending credit losses will peak during 2008, and that quarterly credit loss provisions will be required in 2008, though at reduced levels from the fourth quarter 2007 amount.

The home lending assets were previously funded with unsecured long-term debt. As a result of the recent on-balance sheet secured financing transactions, which provided $5.2 billion in funds, we were able to source additional liquidity using the home lending assets as collateral. In addition, principal collections relating to loans not securitized in the above-mentioned secured financing transactions will provide a source of future liquidity.

DISCONTINUED OPERATION – HOME LENDING PERFORMANCE SUMMARY

Results for the years ended December 31 (dollars in millions)

	2007	2006	2005

Net Income / (Loss)	$(873.0)	$120.3	$30.6

–

The 2007 net loss reflects pre-tax valuation allowances totaling $1.3 billion to reduce assets held for sale to lower of cost or market, increased provision for credit losses in the last quarter driven by the weak residential housing market and other charges on retained interests in securitizations due to reduced portfolio credit performance. Net income in 2006 increased from the prior year, reflecting higher receivable gains.

–	Net finance revenue was up from 2006, helped by the elimination of amortization of certain fees in conjunction with the change in accounting as explained in Home Lending Business – Significant 2007 Events and Actions section. Accretion of discount associated with receivables reclassified to held for investment at September 30 was not significant. Other income was down from 2006, as we recorded impairment charges on retained interests and ceased selling receivables during the first half of 2007.
–	The 2007 provision for severance and real estate exit activities related to the closing of the home lending origination platform in the third quarter, involving 550 employees and the closing of 27 offices.
–	Managed assets were $9.8 billion, comprised of the following: net finance receivable $8.8 billion (unpaid principal balance less $0.5 billion discount), manufactured housing receivables held for sale of $0.3 billion and securitized assets of $0.7 billion. The portfolio is down from last year as we announced our intent to exit the business and run-off the held for investment portfolio.

Past Due Loans (60 days or more) and Non-performing Assets as of December 31
(dollars in millions, % as a percentage of finance receivables)

	2007		2006		2005
Past due – Owned	$ 962.1	9.91%	$470.1	4.77%	$220.7	2.62%
Past due – Managed	1,031.3	9.92%	538.8	4.92%	320.2	3.31%
Non-performing	892.3	9.19%	451.1	4.57%	213.0	2.53%

Home Lending metrics are based on a percentage of unpaid principal balance. Home Lending delinquencies rose sharply, reflecting the effects of softer real estate and mortgage market conditions.

Net Charge-offs (charge-offs net of recoveries) for the years ended December 31
(dollars in millions, % as a percentage of average finance receivables for Owned and average managed finance receivables for Managed)

	2007		2006		2005
Home Lending – Owned	$ 83.0	1.06%	$ 91.7	0.98%	$ 67.9	1.07%
Home Lending – Managed	110.2	1.29%	128.6	1.24%	119.2	1.55%

Home Lending charge-offs were down in 2007 from 2006 as the balance above does not reflect charge-offs that were recorded during the period the portfolio was held for sale during the third quarter. Charge-offs during this period were instead taken against the valuation allowances.

Total Business Volume and Receivable Sales for the years ended December 31 (dollars in millions)

	2007	2006	2005

Volumes	$4,192.4	$7,629.8	$6,927.1
Sales	610.3	3,124.0	2,256.0

The decline from 2006 was the result of our decision to cease home lending originations in the third quarter.

Item 7: Management’s Discussion and Analysis PAGE 27

The following table presents selected portfolio information as of December 31, 2007.

Managed Home Lending Portfolio Statistics ($ in millions)

		December 31, 2007
Held for Investment Portfolio
Owned assets (UPB, including assets collateralizing 2007 third quarter secured financings)		$9,171
Managed assets (UPB including $523 million in securitized home mortgage assets)		$9,694
Portfolio Statistics (based on managed asset data)
Product Distribution
First liens		88%
Fixed-rate mortgage		42%
ARM
2/28 & 3/27 (Two and three year fixed rate conversion)		53%
HELOC/other		5%
Interest only		10%
Negative amortization		0%
Weighted average seasoning (months)		24
Vintage
2003 and prior		10%
2004		5%
2005		20%
2006		32%
2007		33%
Underwriter Demographics (data as of origination date weighted by end of period managed assets)
Average length of residence (years)		6
Average length of employment (years)		8
% debt to income		41%
% full documentation(1)		60%
Average loan size ($ in thousands)		$129.7
Average FICO score (638)
700 & up		13%
660-699		18%
600-659		42%
540-599		22%
Less than 540		5%
Average loan-to-value (82%)
90.01% to 100%		18%
80.01% to 90%		28%
70.01% to 80%		42%
Less than 70%		12%
Geographic Information – Top States	UPB	% Past Due 60 days or more
California	$1,797	15.31%
Florida	839	16.51%
New York	717	8.87%
Texas	683	5.68%
Illinois	523	12.70%

(1)	Excludes loans that were granted based on income and other credit parameters that were subject to low documentation or no documentation.

The above table includes portfolio statistics for the home mortgage held for investment portfolio and home mortgage assets previously securitized, but excludes approximately $488 million (UPB) of manufactured housing assets held for sale and $187 million (managed UPB) of sales financing assets included in the Home Lending segment.

RISK MANAGEMENT

Our business activities involve various elements of risk. We consider the principal types of risk to be market risk (including interest rate, foreign currency and liquidity risk) and credit risk (including credit, collateral and equipment risk). Managing risks is essential to conducting our businesses and to our profitability. Accordingly, our risk management systems and procedures are designed to identify and analyze key business risks, to set appropriate policies and limits, and to continually monitor these risks and limits by means of reliable administrative and information systems, along with other policies and programs. The Chief Risk Officer oversees credit and equipment risk management across the businesses while the Vice Chairman and Chief Financial Officer oversees market risk management.

Our Asset Quality Review Committee is comprised of members of senior management, including the Vice Chairman and Chief Financial Officer, the Chief Risk Officer, the Controller and the Director of Credit Audit. Periodically, this committee meets with senior executives of our business units and corporate credit risk management group to review portfolio performance, including the status of individual financing and leasing assets, owned and managed, to obligors with higher risk profiles. In addition, this committee periodically meets with the Chief Executive Officer of CIT to review overall credit risk, including geographic, industry and customer concentrations, and the reserve for credit losses.

MARKET RISK MANAGEMENT

We engage in transactions in the normal course of business that expose us to market risks. Market risk is the risk of loss arising from changes in values of financial instruments, and includes liquidity risk, interest rate risk, foreign exchange risk and derivative counterparty risk, each of which are discussed in detail below. We conduct what we believe are appropriate management practices and maintain policies designed to effectively mitigate such risks. The objectives of our market risk management efforts are to preserve the economic and accounting returns of our assets by matching the repricing and maturity characteristics of our assets with that of our liabilities. Strategies for managing market risks associated with changes in interest rates and foreign exchange rates are an integral part of the process, because those strategies affect our future expected cash flows as well as our cost of capital.

Our Capital Committee sets policies, oversees and guides the interest rate and currency risk management process, including the establishment and monitoring of risk metrics, and ensures the implementation of those policies. Other risks monitored by the Capital Committee include derivative counterparty credit risk and liquidity risk. The Capital Committee meets periodically and includes the Chief Executive Officer, Vice Chairman and Chief Financial Officer, Treasurer, and Controller, among others.

LIQUIDITY RISK MANAGEMENT

Our goal is to achieve a balance between the liquidity needed to fund our business, the cost of funds, our concentration risk from relying on only a few sources of funding, and demonstrating proven access to the markets. Our strategy for achieving this goal is to maintain multiple funding sources to meet the needs of the business, to access multiple segments of the capital markets, including commercial paper, unsecured debt, and both on-balance sheet and off-balance sheet securitizations, and to maintain adequate back-up sources of liquidity, such as committed conduit facilities and committed bank lines of credit. We raise debt financing from multiple sources, with funding decisions driven by the relative cost and availability of these alternative sources.

Our commercial paper programs provide short term financing, and are comprised of U.S., Canadian and Australian programs. Outstanding commercial paper totaled $2.8 billion at December 31, 2007, down from $5.4 billion and $5.2 billion at December 31, 2006 and 2005 due to reduced liquidity in the commercial paper market. In addition, our goal is to maintain committed bank lines in excess of aggregate outstanding commercial paper, with available bank lines aggregating $7.5 billion at December 31, 2007.

The capital markets experienced a heightened level of volatility during 2007 that continues into 2008, causing corporate borrowing spreads to widen significantly against benchmark rates, such as Treasury securities and LIBOR, and substantially increasing the cost of funds available through traditional unsecured long-term funding sources. We issued $2.0 billion 5-year, fixed-rate bonds in late November with a coupon rate of 7.625%. Also in the fourth quarter of 2007, we executed a mandatory convertible transaction in which the Company sold approximately 27.6 million equity units for a total stated amount of $690 million. These equity units carry a total distribution rate of 7.75%. As a result of market dislocations and the significant increase in the cost of unsecured debt, we have reduced our reliance on the unsecured debt markets and relied primarily on other funding sources, which included asset-backed transactions that raised approximately $8.4 billion of proceeds during 2007 from on-balance sheet financings including: $5.5 billion secured by student loans, $1.3 billion secured by factoring receivables and $1.6 billion secured by equipment loans and leases; and off balance sheet financings of $3.4 billion secured by equipment loans and leases. We continued to access the commercial paper markets, but at significantly reduced levels, in order to reduce our exposure to volatility in that market. In addition to the secured funding, unsecured term-debt issued during 2007 totaled $11.4 billion, including $5.1 billion variable-rate medium-term notes, $4.9 billion fixed-rate notes and $1.4 billion junior subordinated notes and convertible debt, most of which was issued in the first half of 2007. Consistent with our strategy of managing debt refinancing risk, the weighted average maturity of unsecured senior term-debt issued in 2007 was approximately five years. Included with the fixed-rate notes are issuances under a retail note program in which we offer fixed-rate senior, unse-

Item 7: Management’s Discussion and Analysis PAGE 29

cured notes utilizing numerous broker-dealers for placement to retail accounts. During 2007, we issued $0.8 billion under this program having maturities between 1.5 and 15 years. We plan on continuing to utilize diversified sources of debt funding.

Capital markets volatility continued into 2008 resulting in our unsecured debt spreads remaining at historically wide levels. As a result, we expect to largely satisfy our estimated first half funding requirements as follows:

2008 first and second quarter estimated funding requirements	$6.0 – $8.0 billion

Estimated Sources of Funding
Existing cash	$1.0 – $2.0 billion
Unsecured Issuances:
Senior unsecured notes	$.75 – $2.0 billion
Bank deposits	$.50 – $.75 billion
Asset-backed Issuances:
Equipment	$1.25 – $1.50 billion
Student loans	$.75 – $1.0 billion
Rail	$.75 – $1.0 billion
Commercial loans	$1.0 – $2.0 billion

During the first two months of 2008, we raised $1.7 billion of asset backed financing including $900 million secured by commercial assets and $800 million secured by rail assets. We also raised $600 million of unsecured term debt financing, principally retail notes, as we elected not to access the institutional term debt markets.

Capital markets dislocations extended into the auction rate note market in early 2008 with failed auctions spanning multiple issuers and asset classes. We have $1.175 billion of AAA rated and $150 million of AA rated auction rate securities outstanding linked to seasoned student loan securitizations that reset every 28 days. Failed note auctions result in the Company paying an average rate of LIBOR plus 1.5% on the AAA rated securities and LIBOR plus 2.5% on the AA rated securities.

We maintain registration statements covering debt securities that we may sell in the future. At December 31, 2007, 4 billion euros of registered but unissued debt securities were available under our euro medium-term notes program, under which we may issue debt securities and other capital market securities in multiple currencies. In addition, CIT maintains an effective shelf registration with the Securities and Exchange Commission (SEC) for the issuance of senior and subordinate debt, and other capital market securities that has no specific limit on the amount of debt securities that may be issued.

Our goal is to maintain immediate cash availability, through overnight cash investments, and multiple sources of committed funding facilities, in order to reduce our risks from market volatility. We maintain multi-year bank facilities of $7.5 billion, which include a $200 million facility to back stop international commercial paper. We also have committed international local bank lines of $496 million to support our international operations. To further diversify our funding sources, we maintain committed asset-backed facilities and shelf registration statements, which cover a range of assets from equipment to trade accounts receivable. We have committed asset-backed facilities aggregating $12.5 billion covering a variety of asset classes, with approximately $1.8 billion of availability under these facilities as of December 31, 2007. The tenor of these facilities is generally one year. During 2007, we renewed $5.3 billion of these facilities, the majority of which occurred in the second half of the year. We added $5.2 billion of additional facilities during 2007 (of which $2.2 billion was added in the fourth quarter) and anticipate further additions in 2008 to provide flexibility in our funding needs. As noted in the table below, we target the aforementioned minimum aggregate alternate liquidity sources to equal short-term debt. These sources exceeded short-term debt at both period end dates noted below. The expiration dates of the bank facilities are set forth in Footnote 8 to our Consolidated Financial Statements. Our ability to sell assets into the committed asset-backed facilities expires at various dates in 2008 and 2009, with $1.6 billion expiring in the second quarter of 2008, $5.7 billion expiring in the third quarter of 2008, $2.8 billion expiring in the fourth quarter of 2008, and $1.0 billion expiring in 2009. Depending on origination volume expectations and financing in the term securitization markets, we intend to renew each of the outstanding facilities as they expire. If we are unable to renew one or more facilities, we will be unable to sell new assets into those facilities, but the assets already held by those facilities will generally remain outstanding and the obligations will be repaid out of cash flows from the assets.

During 2007, we increased deposits at CIT Bank, a Utah industrial bank, by approximately $0.4 billion to $2.7 billion. We are continuing to execute on our liquidity risk management plan to broaden our funding sources and decrease our reliance on the capital markets. At December 31, 2007, the bank’s cash and short-term investments was approximately $2 billion, which is available solely for the bank’s funding and investing requirements pursuant to the bank’s charter. We intend to redeploy this cash during 2008 by originating certain commercial assets through the bank. During the final quarter of 2007 we initiated this transition strategy from funding consumer type loans to funding commercial loans and have recently started originating corporate loans in the Bank. Our goal is to increase further our total funding base from deposits.

If difficult market conditions persist, we will continue to limit asset growth, finance our business principally with asset-backed issuances and fund certain commercial loans in our bank.

We also target and monitor certain liquidity metrics to ensure both a balanced liability profile and adequate alternate liquidity availability as outlined in the following table:

LIQUIDITY MEASUREMENTS

		December 31,
	Current Target	2007	2006
Commercial paper to total debt	Maximum of 15%	4%	9%
Short-term debt to total debt	Maximum of 35%	17%	24%
Bank lines to commercial paper	Minimum of 100%	285%	148%
Aggregate alternate liquidity * to short-term debt	Minimum of 100%	134%	125%

*	Aggregate alternate liquidity includes available bank facilities, asset-backed facilities and cash.

The changes in the table above from 2006 reflect the reduction in commercial paper borrowing in 2007.

Our credit ratings are an important factor in meeting our earnings and net finance revenue targets as better ratings generally correlate to lower cost of funds and broader market access. Below is a summary of our credit ratings.

CREDIT RATINGS

	Short-Term	Long-Term	Outlook

DBRS	R-1L	A	Stable
Fitch	F1	A	Positive
Moody’s	P-1	A2	Negative
Standard & Poor’s	A-1	A	Stable

The credit ratings stated above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Our unsecured notes are issued under indentures containing certain covenants and restrictions on CIT. Among the covenants, which also apply to our credit agreements, is a negative pledge provision that limits the granting or permitting of liens on the assets owned by the holding company. In addition, our credit agreements also contain a requirement that CIT maintain a minimum net worth of $4.0 billion. See Note 25 for consolidating financial statements of CIT Group Inc. (the holding company) and other subsidiaries.

Item 7: Management’s Discussion and Analysis PAGE 31

The following tables summarize significant contractual payments and projected cash collections, and contractual commitments at December 31, 2007:

Payments and Collections by Year(1) (dollars in millions)

	Total	2008	2009	2010	2011	2012	+

Commercial Paper	$2,822.3	$2,822.3	–	–	–	–
Deposits	2,745.8	1,397.1	729.1	335.5	124.8	159.3
Variable-rate senior unsecured notes	19,888.2	7,377.0	5,956.4	1,918.8	2,238.6	2,397.4
Fixed-rate senior unsecured notes	29,477.6	2,730.5	1,785.9	3,346.3	3,787.2	17,827.7
Non-recourse, secured borrowings(6)	12,644.4	2,473.9	1,078.6	698.3	546.4	7,847.2
Junior subordinated notes and convertible debt	1,440.0	–	–	–	–	1,440.0
Credit balances of factoring clients	4,542.2	4,542.2	–	–	–	–
Lease rental expense	399.4	46.5	39.4	33.8	31.8	247.9
Discontinued operation(7)	4,785.9	4,785.9	–	–	–	–

Total contractual payments	78,745.8	26,175.4	9,589.4	6,332.7	6,728.8	29,919.5

Finance receivables(2)(6)	53,760.9	13,881.0	6,477.6	5,862.8	5,582.6	21,956.9
Operating lease rental income(3)	6,341.0	1,771.6	1,403.5	1,008.7	704.4	1,452.8
Finance receivables held for sale(4)	1,260.2	1,260.2	–	–	–	–
Cash – current balance(5)	6,752.5	6,752.5	–	–	–	–
Retained interests in securitizations	1,170.0	584.6	266.7	104.6	49.7	164.4
Discontinued operation(7)	9,281.1	9,281.1	–	–	–	–

Total projected cash collections	78,565.7	33,531.0	8,147.8	6,976.1	6,336.7	23,574.1

Net projected cash collections (payments)	$(180.1)	$7,355.6	$(1,441.6)	$643.4	$ (392.1)	$(6,345.4)

(1)	Projected proceeds from the sale of operating lease equipment, interest revenue from finance receivables, debt interest expense and other items are excluded. Obligations relating to postretirement programs are also excluded.

(2)	Based upon carrying value before credit reserves, including unearned discount; amount could differ due to prepayments, extensions of credit, charge-offs and other factors.

(3)	Rental income balances include payments from lessees on sale-leaseback equipment. See related CIT payment in schedule below.

(4)	Based upon management’s intent to sell rather than contractual maturities of underlying assets.

(5)	Includes approximately $2 billion of cash and short-term investments held at our Utah bank, which is only available to meet the bank’s funding requirements.

(6)	Non-recourse secured borrowings is generally repaid in conjunction with receipt of payment on the pledged receivables. For student lending receivables, due to certain reporting limitations, the scheduled repayment of both the receivable and borrowing includes a prepayment component.

(7)	In June 2008 we sold the discontinued operation and collected approximately $1.7 billion, and the buyer assumed $4.4 billion of debt. See Note 1 of Item 8 for further information.

Commitment Expiration by Year (dollars in millions)

	Total	2008	2009	2010	2011	2012+

Credit extensions	$12,908.1	$1,904.8	$1,012.0	$1,881.4	$1,965.8	$6,144.1
Aircraft purchases	7,222.0	1,408.0	896.0	1,173.0	1,098.0	2,647.0
Letters of credit	1,109.5	872.8	84.5	46.5	26.1	79.6
Sale-leaseback payments	1,925.9	140.9	141.4	142.6	147.9	1,353.1
Manufacturer purchase commitments	735.5	653.5	82.0	–	–	–
Guarantees, acceptances and other recourse obligations	221.5	208.1	–	–	2.8	10.6
Liabilities for unrecognized tax obligations(1)	223.1	20.0	203.1	–	–	–

Total contractual commitments	$24,345.6	$5,208.1	$2,419.0	$3,243.5	$3,240.6	$10,234.4

(1)	The balance can not be reasonably estimated past 2008, therefore the remaining balance is reflected in 2009. Expiration amounts include non-cash liability reversals for statute of limitation period expirations. See Income Taxes section for discussion of unrecognized tax obligations. See Item 8. Financial Statements and Supplementary Data, Note 17 – Commitments and Contingencies for additional information regarding commitments.

INTEREST RATE AND FOREIGN EXCHANGE RISK MANAGEMENT

Interest Rate Risk Management We monitor our interest rate sensitivity on a regular basis by analyzing the impact of interest rate changes upon the financial performance of the business. We also consider factors such as the strength of the economy, customer prepayment behavior and re-pricing characteristics of our assets and liabilities.

We evaluate and monitor risk through two primary metrics:

–	Margin at Risk (MAR), which measures the impact of changing interest rates upon interest income over the subsequent twelve months.

–	Value at Risk (VAR), which measures the net economic value of assets by assessing the market value of assets, liabilities and derivatives.

We regularly monitor and simulate our degree of interest rate sensitivity by measuring the characteristics of interest-sensitive assets, liabilities, and derivatives. The Capital Committee reviews the results of this modeling periodically. The MAR and VAR interest rate sensitivity analysis utilize assumptions and data at a specific point in time and therefore are unchanged from prior disclosure.

The first interest rate sensitivity modeling technique (MAR) that we employ includes the creation of prospective twelve-month baseline and rate shocked net interest income simulations. At the date that we model interest rate sensitivity, we derive the baseline net interest income considering the current level of interest-sensitive assets, the current level of interest-sensitive liabilities, and the current level of derivatives. Our baseline simulation assumes that, over the next successive twelve months, market interest rates (as of the date of our simulation) are held constant and that the composition of assets and liabilities and interest sensitivities remain unchanged. Once we calculate the baseline net interest income, we instantaneously raise market interest rates, which we previously held constant, 100 basis points across the entire yield curve, and a rate shocked simulation is run in which all interest rate sensitive assets, liabilities and derivatives are immediately reset. We then measure interest rate sensitivity as the difference between the calculated baseline and the rate shocked net interest income.

An immediate hypothetical 100 basis point increase in the yield curve on January 1, 2008 would reduce our net income by an estimated $10 million after-tax over the next twelve months. A corresponding decrease in the yield curve would cause an increase in our net income of a like amount. A 100 basis point increase in the yield curve on January 1, 2007 would have reduced our net income by an estimated $5 million after tax, while a corresponding decrease in the yield curve would have increased our net income by a like amount.

The second interest rate modeling technique (VAR) that we employ is focused on the net economic value of the firm by modeling the current market value of assets, liabilities and derivatives, to determine our market value baseline. Once the baseline market value is calculated, we raise market interest rates 100 basis points across the entire yield curve, and new market values are estimated. By modeling the economic value of the portfolio we are able to understand how the economic value of the balance sheet would change under specific interest rate scenarios.

An immediate hypothetical 100 basis point increase in the yield curve on January 1, 2008 would increase our economic value by $233 million before income taxes. A 100 basis point increase in the yield curve on January 1, 2007 would have increased our economic value by $287 million before income taxes.

Although we believe that these measurements provide an estimate of our interest rate sensitivity, they do not account for potential changes in the credit quality, size, composition, and prepayment characteristics of our balance sheet, nor do they account for other business developments that could affect our net income or for management actions that could be taken. Accordingly, we can give no assurance that actual results would not differ materially from the estimated outcomes of our simulations. Further, such simulations do not represent our current view of future market interest rate movements.

A comparative analysis of the weighted average principal outstanding and interest rates on our debt before and after the effect of interest rate swaps is shown on the following table.

(dollars in millions)

	Before Swaps		After Swaps
For the year ended December 31, 2007
Commercial paper, variable-rate senior notes and secured borrowings	$34,966.8	5.48%	$36,254.5	5.58%
Fixed-rate senior and subordinated notes and deposits	32,430.7	5.51%	31,143.0	5.57%

Composite	$67,397.5	5.49%	$67,397.5	5.58%

For the year ended December 31, 2006
Commercial paper, variable-rate senior notes and secured borrowings	$26,290.4	5.14%	$29,532.7	5.22%
Fixed-rate senior and subordinated notes and deposits	26,349.9	5.69%	23,107.6	5.73%

Composite	$52,640.3	5.41%	$52,640.3	5.45%

For the year ended December 31, 2005
Commercial paper, variable-rate senior notes and secured borrowings	$20,823.7	3.57%	$24,225.2	3.87%
Fixed-rate senior and subordinated notes and deposits	22,362.6	5.33%	18,961.1	5.14%

Composite	$43,186.3	4.48%	$43,186.3	4.43%

Item 7: Management’s Discussion and Analysis PAGE 33

The weighted average interest rates before swaps do not necessarily reflect the interest expense that we would have incurred over the life of the borrowings had we managed the interest rate risk without the use of such swaps.

We offer a variety of financing products to our customers, including fixed and variable-rate loans of various maturities and currency denominations, and a variety of leases, including operating leases. Changes in market interest rates, relationships between short-term and long-term market interest rates, or relationships between different interest rate indices (i.e., basis risk) can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities, and can result in an increase in interest expense relative to finance income. We measure our asset/liability position in economic terms through duration measures and sensitivity analysis, and we measure the effect on earnings using maturity gap analysis. Our asset portfolio is generally comprised of loans and leases of short to intermediate term. As such, the duration of our asset portfolio is generally less than three years. We target to closely match the duration of our liability portfolio with that of our asset portfolio. As of December 31, 2007, our liability portfolio duration was slightly longer than our asset portfolio duration.

A matched asset/liability position is generally achieved through a combination of financial instruments, including commercial paper, deposits, medium-term notes, long-term debt, interest rate and currency swaps, foreign exchange contracts, and through securitization. We do not speculate on interest rates or foreign exchange rates, but rather seek to mitigate the possible impact of such rate fluctuations encountered in the normal course of business. This process is ongoing due to prepayments, refinancings and actual payments varying from contractual terms, as well as other portfolio dynamics.

We periodically enter into structured financings (involving the issuance of both debt and an interest rate swap with corresponding notional principal amount and maturity) to manage liquidity and reduce interest rate risk at a lower overall funding cost than could be achieved by solely issuing debt.

As part of managing exposure to interest rate, foreign currency, and, in limited instances, credit risk, CIT, as an end-user, enters into various derivative transactions, all of which are transacted in over-the-counter markets with other financial institutions acting as principal counterparties. Derivatives are utilized to eliminate or mitigate economic risk, and our policy prohibits entering into derivative financial instruments for speculative purposes. To ensure both appropriate use as a hedge and to achieve hedge accounting treatment, whenever possible, substantially all derivatives entered into are designated according to a hedge objective against a specific or forecasted liability or, in limited instances, assets. The notional amounts, rates, indices, and maturities of our derivatives closely match the related terms of the underlying hedged items.

CIT utilizes interest rate swaps to exchange variable-rate interest underlying forecasted issuances of commercial paper, specific variable-rate debt instruments, and, in limited instances, variable-rate assets for fixed-rate amounts. These interest rate swaps are designated as cash flow hedges and changes in fair value of these swaps, to the extent they are effective as a hedge, are recorded in other comprehensive income. Ineffective amounts are recorded in interest expense. Interest rate swaps are also utilized to effectively convert fixed-rate interest on specific debt instruments to variable-rate amounts. These interest rate swaps are designated as fair value hedges and changes in fair value of these swaps are effectively recorded as an adjustment to the carrying value of the hedged item, and the offsetting changes in fair value of the swaps and the hedged items are recorded in earnings.

The following table summarizes the composition of our interest rate sensitive assets and liabilities before and after swaps:

	Before Swaps		After Swaps
	Fixed rate	Floating rate	Fixed rate	Floating rate
December 31, 2007
Assets	50%	50%	50%	50%
Liabilities	50%	50%	48%	52%
December 31, 2006
Assets	51%	49%	51%	49%
Liabilities	55%	45%	50%	50%

The asset and liability mix is unchanged from prior disclosure.

Total interest sensitive assets were $72.6 billion and $64.1 billion at December 31, 2007 and 2006. Total interest sensitive liabilities were $65.3 billion and $57.1 billion at December 31, 2007 and 2006.

Foreign Exchange Risk Management – To the extent local foreign currency borrowings are not raised, CIT utilizes foreign currency exchange forward contracts to hedge or mitigate currency risk underlying foreign currency loans to subsidiaries and the net investments in foreign operations. These contracts are designated as foreign currency cash flow hedges or net investment hedges and changes in fair value of these contracts are recorded in other comprehensive income along with the translation gains and losses on the underlying hedged items. Translation gains and losses of the underlying foreign net investment, as well as offsetting derivative gains and losses on designated hedges, are reflected in other comprehensive income in the Consolidated Balance Sheet.

CIT also utilizes cross-currency swaps to hedge currency risk underlying foreign currency debt and selected foreign currency assets. The swaps that meet hedge accounting criteria are designated as foreign currency cash flow hedges or foreign currency fair value hedges and changes in fair value of these contracts are recorded in other comprehensive income (for cash flow hedges), or effectively as a basis adjustment (including the impact of the offsetting adjustment to the carrying value of the hedged item) to the hedged item (for fair value hedges) along with the transaction gains and losses on the underlying hedged items. CIT also has certain cross-currency swaps that economically hedge exposures, but do not qualify for hedge accounting treatment.

Other Market Risk Management – CIT has entered into credit default swaps to economically hedge certain CIT credit exposures. These swaps do not meet the requirements for hedge accounting treatment and, therefore, are recorded at fair value, with both realized and unrealized gains and losses recorded in other revenue in the Consolidated Statement of Income. See Note 10 - Derivative Financial Instruments for further discussion, including notional principal balances of interest rate swaps, foreign currency exchange forward contracts, cross-currency swaps, credit default swaps and other derivative contracts.

DERIVATIVE RISK MANAGEMENT

We enter into interest rate and currency swaps, foreign exchange forward contracts, and in limited instances, credit default swaps as part of our overall risk management practices. We assess and manage the external and internal risks associated with these derivative instruments in accordance with the overall operating goals established by our Capital Committee. External risk is defined as those risks outside of our direct control, including counterparty credit risk, liquidity risk, systemic risk, legal risk and market risk. Internal risk relates to those operational risks within the management oversight structure and includes actions taken in contravention of CIT policy.

The primary external risk of derivative instruments is counterparty credit exposure, which is defined as the ability of a counterparty to perform its financial obligations under a derivative contract. We control the credit risk of our derivative agreements through counterparty credit approvals, pre-established exposure limits and monitoring procedures.

The Capital Committee, in conjunction with Corporate Risk Management, approves each counterparty and establishes exposure limits based on credit analysis and market value. All derivative agreements are entered into with major money center financial institutions rated investment grade by nationally recognized rating agencies, with the majority of our counterparties rated “AA” or better. Credit exposures are measured based on the current market value and potential future exposure of outstanding derivative instruments. Exposures are calculated for each derivative contract and are aggregated by counterparty to monitor credit exposure.

CREDIT RISK MANAGEMENT

We review and monitor credit exposures, both owned and managed, on an ongoing basis to identify, as early as possible, customers that may be experiencing declining creditworthiness or financial difficulty, and periodically evaluate the performance of our finance receivables across the entire organization. We monitor concentrations by borrower, industry, geographic region and equipment type, and we set or modify exposure limits as conditions warrant, to minimize credit concentrations and the risk of substantial credit loss. We have maintained a standard practice of reviewing our aerospace portfolio regularly and, in accordance with SFAS No. 13 and SFAS No. 144, we test for asset impairment based upon projected cash flows and relevant market data with any impairment in value charged to earnings.

We have formal underwriting policies and procedures to evaluate financing and leasing assets for credit and collateral risk during the credit granting process and periodically after the advancement of funds. These guidelines set forth our underwriting parameters based on: (1) Target Market Definitions, which delineate the markets, industries, geographies and products that our businesses are permitted to target, and (2) Risk Acceptance Criteria, which details acceptable transaction structures, credit profiles and required risk-adjusted returns.

We have enhanced our credit risk management process by implementing a two-tier risk metrics system to capture and analyze credit risk based on probability of obligor default and loss given default. Probability of default is determined by evaluating the borrower creditworthiness including analyzing credit history, financial condition, cash flow adequacy, financial performance and management quality. Loss given default ratings, which estimate the loss if an account goes into default, are predicated on transaction structure, collateral valuation and related guarantees (including recourse from manufacturers, dealers or governments).

We implemented processes and systems to drive risk-based pricing models to the individual transaction level based on the aforementioned credit metrics to ensure that transactions meet acceptable risk-adjusted return criteria. Each of our business units developed and implemented a formal credit management process customized to the products/services they offer, the clients they serve and the industries in which they operate.

CIT has entered into a limited number of credit default swaps to economically hedge certain CIT credit exposures. Also, we have executed offsetting derivative transactions with financial institutions and our customers as a service to our customers in order to mitigate their respective interest rate and currency risks. The counter party credit exposure related to these transactions is monitored and evaluated in conjunction with our normal underwriting policies and procedures.

Item 7: Management’s Discussion and Analysis PAGE 35

See Item 8. Financial Statements and Supplementary Data, Note 10 – Derivative Financial Instruments for additional information.

Commercial Lending and Leasing The commercial credit management process begins with the initial evaluation of credit risk and underlying collateral at the time of origination and continues over the life of the finance receivable or operating lease, including collecting past due balances and liquidating underlying collateral. Credit personnel review a potential borrower’s financial condition, results of operations, management, industry, customer base, operations, collateral and other data, such as third party credit reports, to thoroughly evaluate the customer’s borrowing and repayment ability. Transactions are graded according to the two-tier risk metrics system described above. Credit facilities are subject to approval within our overall credit approval and underwriting guidelines and are issued commensurate with the credit evaluation performed on each borrower.

Consumer and Small Ticket Lending and Leasing For consumer transactions and certain small-ticket lending and leasing transactions, we employ proprietary automated credit scoring models by loan type. The complex statistical models and algorithms are developed, tested and maintained in-house by our credit risk management sciences group. The models emphasize, among other things, occupancy status, length of residence, employment, debt to income ratio (ratio of total installment debt and housing expenses to gross monthly income), bank account references, credit bureau information and combined loan to value ratio for consumers, while small business models encompass financial performance metrics, length of time in business, industry category and geographic location. The models are used to assess a potential borrower’s credit standing and repayment ability considering the value or adequacy of property offered as collateral. We also utilize external credit bureau scoring, behavioral models and judgment in the credit adjudication and collection processes.

We regularly evaluate the consumer loan portfolio and the small ticket leasing portfolio using past due, vintage curve and other statistical tools to analyze trends and credit performance by transaction type, including analysis of specific credit characteristics and other selected subsets of the portfolios. Adjustments to credit scorecards and lending programs are made when deemed appropriate. Individual underwriters are assigned credit authority based upon their experience, performance and understanding of the underwriting policies and procedures of our consumer and small-ticket leasing operations. A credit approval hierarchy also exists to ensure that an underwriter with the appropriate level of authority reviews all applications.

As discussed in Profitability and Key Business Trends and Concentrations, in 2007, we ceased originating private student loans.

EQUIPMENT/RESIDUAL RISK MANAGEMENT

We have developed systems, processes and expertise to manage the equipment and residual risk in our leasing businesses. Our process consists of the following: 1) setting residual value at transaction inception; 2) systematic residual reviews; and 3) monitoring of residual realizations. Reviews for impairment are performed at least annually. Residual realizations, by business unit and product, are reviewed as part of our ongoing financial and asset quality review, both within the business units and by senior management.

Portfolio Analytics

We monitor concentrations by borrower, industry, geographic region and equipment type, and we set or modify exposure limits as conditions warrant, to minimize credit concentrations and the risk of substantial credit loss. Owned and managed credit exposures are reviewed on an ongoing basis to identify sectors of the economy that may be experiencing declining creditworthiness or financial difficulty as soon as possible and underwriting criteria and risk tolerances are adjusted accordingly.

We continue to advance our capital allocation disciplines through the implementation of processes and systems, which will drive risk-based equity allocations down to the transaction level and stress test loss scenarios. We expanded our proactive portfolio management activities to place greater emphasis on whole loan sales and syndications and broadened our risk mitigation techniques to include risk-sharing arrangements, credit insurance and credit derivatives. Additionally, we have migrated our credit data files to a centralized credit manager system, which will further our portfolio analytical capabilities and allow us to analyze cross industry and cross border performance correlations.

Supervision and Oversight

The Corporate Risk Management group, which reports to the Chief Risk Officer, oversees and manages credit and related risk throughout CIT. This group includes a Chief Credit Officer as well as Chief Investment Officers for each of the business segments. Our Executive Credit Committee includes the Chief Risk Officer and other members of the Corporate Risk Management group. The committee approves transactions which exceed segment Investment Committee authorities or are otherwise outside of established target market definitions or risk acceptance criteria.

The Corporate Risk Management group also includes an independent credit audit function. The credit audit group reviews the credit management processes at each business unit and monitors compliance with established corporate policies. The credit audit group examines adherence with established credit policies and procedures and tests for inappropriate credit practices, including whether potential problem accounts are being detected and reported on a timely basis.

CIT also maintains a standing Asset Quality Review Committee, which is charged with reviewing aggregate portfolio performance, including the status of individual financing and leasing assets, owned and managed, to obligors with higher risk profiles. The committee is comprised of members of senior management, including the Chief Credit and Risk Officer, the Vice Chairman and Chief Financial Officer, the Controller and the Director of Credit Audit and meets with senior business unit executives to understand portfolio performance dynamics. This committee also periodically meets with the Chief Executive Officer of CIT to review overall credit risk, including geographic, industry and customer concentrations, and the reserve for credit losses.

INTERNAL CONTROLS

The Internal Controls Committee is responsible for monitoring and improving internal controls and overseeing the internal controls attestation mandated by Section 404 of the Sarbanes-Oxley Act of 2002 (“SARBOX”). The committee, which is chaired by the Controller, includes the Vice Chairman and Chief Financial Officer, the Director of Internal Audit and other senior executives in finance, legal, risk management and information technology.

OFF-BALANCE SHEET ARRANGEMENTS

Securitization Program

We fund asset originations on our balance sheet by accessing various sectors of the capital markets, including the term debt and commercial paper markets. In an effort to broaden funding sources and provide an additional source of liquidity, we use an array of securitization programs, including both asset-backed commercial paper and term structures, to access both the public and private asset-backed securitization markets. Current products in these programs include receivables and leases secured by equipment and small business lending receivables. The following table summarizes data relating to our securitization programs.

Off-balance Sheet Securitized Assets at or for the years ended December 31 (dollars in millions)

	2007	2006	2005
Securitized Assets:
Vendor Finance	$4,104.0	$3,850.9	$3,646.7
Corporate Finance	1,526.7	1,568.7	2,525.3

Total securitized assets	$5,630.7	$5,419.6	$6,172.0

Securitized assets as a % of managed assets	7.7%	8.6%	11.6%

Volume Securitized:
Vendor Finance	$3,447.4	$3,324.1	$3,230.9
Corporate Finance	750.4	321.9	1,089.6

Total volume securitized	$4,197.8	$3,646.0	$4,320.5

In a typical asset-backed securitization, we sell a “pool” of secured loans or leases to a special-purpose entity (SPE), typically a trust. SPEs are used to achieve “true sale” requirements for these transactions in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS 140”). The SPE, in turn, issues certificates and/or notes that are collateralized by the pool and entitle the holders thereof to participate in certain pool cash flows.

Accordingly, CIT has no legal obligation to repay the securities in the event of a default by the SPE. CIT retains the servicing rights of the securitized contracts, for which we earn periodic or “on going” servicing fees. We also participate in certain “residual” cash flows (cash flows after payment of principal and interest to certificate and/or note holders, servicing fees and other credit-related disbursements). At the date of securitization, we estimate the “residual” cash flows to be received over the life of the securitization, record the present value of these cash flows as a retained interest in the securitization (retained interests can include bonds issued by the SPE, cash reserve accounts on deposit in the SPE or interest only receivables) and typically recognize a gain. Assets securitized are shown in our managed assets and our capitalization ratios on a managed basis.

In estimating residual cash flows and the value of the retained interests, we make a variety of financial assumptions, including pool credit losses, prepayment speeds and discount rates. These assumptions are supported by both our historical experience and anticipated trends relative to the particular products securitized. Subsequent to recording the retained interests, we review them quarterly for impairment based on estimated fair value. These reviews are performed on a

Item 7: Management’s Discussion and Analysis PAGE 37

disaggregated basis. Fair values of retained interests are estimated utilizing current pool demographics, actual note/certificate outstandings, current and anticipated credit losses, prepayment speeds and discount rates.

Our retained interests had a carrying value at December 31, 2007 of $1,170.0 million. Retained interests are subject to credit and prepayment risk. As of December 31, 2007, approximately 82% of our outstanding securitization pool balances are in conduit structures. Securitized assets are subject to the same credit granting and monitoring processes which are described in the “Credit Risk Management” section. See Note 6 – Retained Interests in Securitizations and Other Investments for detail on balance and key assumptions.

Joint Venture Activities

We utilize joint ventures organized through distinct legal entities to conduct financing activities with certain strategic vendor partners. Receivables are originated by the joint venture and purchased by CIT. The vendor partner and CIT jointly own these distinct legal entities, and there is no third-party debt involved. These arrangements are accounted for using the equity method, with profits and losses distributed according to the joint venture agreement. See disclosure in Note 20 –Certain Relationships and Related Transactions. The Company sold our interest in Dell Financial Services. See disclosure in Management’s Discussion and Analysis –Acquisitions and Dispositions.

SECURED BORROWINGS AND ON-BALANCE SHEET SECURITIZATION TRANSACTIONS

As discussed in Liquidity Risk Management, capital markets volatility in the second half of 2007 caused us to reduce our dependency upon the unsecured debt and commercial paper markets, and satisfy a higher proportion of our funding requirements through the asset-backed markets than we have historically. In addition to the off-balance sheet securitization transactions previously discussed, we raised approximately $8.4 billion of proceeds during the year from on-balance sheet financings including: $5.5 billion secured by student loans, $1.3 billion secured by factoring receivables and $1.6 billion secured by equipment loans and leases. These transactions do not meet the accounting (SFAS 140) requirements for sales treatment and are therefore recorded as non-recourse secured borrowings, with the proceeds reflected in Non-recourse, secured borrowings in the Consolidated Balance Sheet. Certain cash balances are restricted in conjunction with the student lending borrowings.

The following table summarizes the assets pledged / encumbered and the related secured borrowings. Amounts do not include non-recourse borrowings related to leveraged lease transactions.

Balances as of December 31, (dollars in millions)

	2007		2006
	Assets Pledged	Secured Borrowing	Assets Pledged	Secured Borrowing
Consumer (student lending)	$9,079.4	$9,437.5	$4,031.1	$4,118.0
Trade Finance (factoring receivable)(1)	5,222.8	1,262.5	–	–
Vendor Finance (acquisition financing)	1,491.3	1,312.3	–	–
Corporate Finance(2)	632.1	632.1	280.5	280.5

Total	$16,425.6	$12,644.4	$4,311.6	$4,398.5

(1)	Excludes credit balances of factoring clients.

(2)	Includes a secured borrowing related to an energy finance project and financing (related to $262 million of commercial loans) executed via total return swap, under which CIT retains control of, and the full risk related to, these loans.

CAPITALIZATION

Capital Structure as of December 31 (dollars in millions)

	2007	2006	2005
Common stockholders’ equity	$6,460.6	$7,251.1	$6,462.7
Preferred stock(1)	500.0	500.0	500.0
Junior subordinated notes	750.0	–	–
Mandatory convertible debt(2)	690.0	–	–
Preferred capital securities(3)	–	250.3	252.0

Total Capital	8,400.6	8,001.4	7,214.7
Senior unsecured debt	52,188.1	53,656.4	43,301.8
Non-recourse, secured borrowings(4)	12,644.4	4,398.5	4,048.8
Deposits	2,745.8	2,399.6	261.9

Total Capitalization	$75,978.9	$68,455.9	$54,827.2

Goodwill and other intangible assets	(1,152.5)	(1,008.4)	(1,011.5)
Equity Adjustments	88.8	(52.6)	(44.6)
Total Tangible Common Equity	5,396.9	6,190.1	5,406.6
Total Tangible Capital	7,336.9	6,940.4	6,158.6
Total Tangible Capitalization	74,915.2	67,394.9	53,771.1
Book value per common share	$34.48	$36.30	$32.23
Tangible book value per common share	$28.42	$31.22	$27.15
Tangible capital to managed assets	8.82%	9.36%	9.80%

(1)	During 2005, CIT issued $500 million aggregate amount of Series A and Series B preferred equity securities. Series A has a stated value of $350 million, comprised of 14 million shares of 6.35% non-cumulative fixed rate preferred stock, with a liquidation value of $25 per share.

Series B has a stated value of $150 million, comprised of 1.5 million shares of 5.189% non-cumulative adjustable rate preferred stock, with a liquidation value of $100 per share. See Note 11 – Stockholders’ Equity for further detail on preferred stock.

(2)	During 2007, the Company sold 24 million equity units with a stated amount of $25.00 for a total stated amount of $600 million. These securities convert to common stock no later than November 17, 2010 at a maximum price of $42.00, which represents a premium of approximately 20% over the closing price of CIT’s common stock of $34.98 on October 17, 2007. The equity units carry a total distribution rate of 7.75%. On October 29, 2007, the underwriters exercised the option to purchase 3.6 million additional equity units, or an additional stated amount of $90 million, to cover over-allotments. The equity units initially consist of a contract to purchase CIT common stock and a 2.5% beneficial ownership interest in a $1,000 principal amount senior note due November 15, 2015.

(3)	The preferred capital securities were 7.70% Preferred Capital Securities issued in 1997 by CIT Capital Trust I, a wholly-owned subsidiary. CIT Capital Trust I invested the proceeds of that issue in Junior Subordinated Debentures of CIT having identical rates and payment dates.

Consistent with rating agency measurements, preferred capital securities were included in tangible capital in our leverage ratios. See “Non-GAAP Financial Measurements” for additional information.

(4)	See “On-balance Sheet Securitization Transactions” section for detail.

We employ a comprehensive capital allocation framework to determine our capital requirements. Our capital assessments address credit, operational and market risks, with capital assigned to cover each of these risks. Credit risk comprises the largest component of required capital and is assessed utilizing our credit risk management systems, which capture probabilities of default and loss given default for each obligor within our sub-portfolios. The result is a capital allocation for each sub-portfolio ranging from student lending at the low end to aerospace leasing at the high end.

Based upon our capital allocation framework and associated portfolio mix, including a greater proportion of U.S. Government guaranteed student loans, we determined a capital ratio target, defined as Tangible Capital to Managed Assets, of approximately 8.5%.

The Tangible Capital to Managed Assets ratio of 8.82% at December 31, 2007 was impacted by the valuation adjustment of the home lending portfolio that resulted in a reduction of the carrying value of the assets and commensurate reduction in capital.

Item 7: Management’s Discussion and Analysis PAGE 39

Capital and Funding

CIT has certain preferred stock and junior subordinated notes outstanding. The terms of these securities restrict us from declaring dividends or paying interest on the securities, as applicable, if, among other things, our average four quarters fixed charge ratio is less than 1.10, or if our tangible capital to managed asset ratio is less than 5.50%. In addition, if we do not pay dividends or interest on such securities, we are also prohibited from paying dividends on our common stock. Our preferred stock and junior subordinated notes, provided, however that we may pay dividends and interest on those securities with any net proceeds that we have received from the sale of common stock during specified time periods prior to the declaration of the dividend or the payment of interest. As a result of the valuation allowances taken in 2007 to mark our home lending portfolio to the lower of cost or market, our average four quarters fixed charge ratio fell below 1.10 for the third and fourth quarters. Therefore, the Board of Directors authorized the Company to issue and sell common stock in an amount sufficient to allow it to pay dividends and make interest payments on the aforementioned securities.

On January 23, 2008, CIT Group Inc. entered into a Sales Agency Agreement with Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., pursuant to which CIT agreed to sell shares of its common stock for an aggregate purchase price of up to $31.5 million. As a result, the Company sold 1,281,519 shares on January 30, 2008. On October 16, 2007, agreed to sell 235,800 shares of its common stock for an aggregate purchase price of approximately $8 million. As a result, the Company satisfied the conditions necessary to permit the declaration and payment of preferred stock dividends for these periods.

On October 16, 2007, CIT Group Inc. entered into a forward equity commitment agreement with Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. Pursuant to the agreement, Morgan Stanley and Citigroup severally committed to purchase shares of common stock issued by CIT in an aggregate amount of up to $80 million, subject to the conditions set forth in the agreement. The commitment to purchase the shares of common stock terminates on September 30, 2008. The purchase price per share of common stock to be paid by Morgan Stanley and Citigroup will be equal to an amount from and including 95% to 100% of the lesser of (1) the volume weighted average price of the common stock during the final hour of trading on the New York Stock Exchange on the third trading day preceding the applicable purchase date and (2) the closing price of the common stock on the New York Stock Exchange on the third trading day preceding the applicable purchase date. The $80 million is sufficient to cover interest and dividend payments on the Company’s junior subordinated notes and preferred stock through September 30, 2008 if necessary.

See “Liquidity Risk Management” for discussion of risks impacting our liquidity and capitalization. See Exhibit 12.1 for the Computation of Ratios to Fixed Charges.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect reported amounts of assets and liabilities, the reported amounts of income and expense during the reporting period and the disclosure of contingent assets and liabilities at the date of the financial statements. The following accounting estimates, which are based on relevant information available at the end of each period, include inherent risks and uncertainties related to judgments and assumptions made by management. We consider the following accounting estimates to be critical in applying our accounting policies due to the existence of uncertainty at the time the estimate is made, the likelihood of changes in estimates from period to period and the potential impact that these estimates can have on the financial statements.

Management believes that the judgments and estimates utilized in the following critical accounting estimates are reasonable. We do not believe that different assumptions are more likely than those utilized in the following critical accounting estimates, although actual events may differ from such assumptions. Consequently, our estimates could prove inaccurate, and we may be exposed to charges to earnings that could be material.

Reserve for Credit Losses – The reserve for credit losses is intended to provide for losses inherent in the portfolio, which requires the application of estimates and significant judgment as to the ultimate outcome of collection efforts and realization of collateral values, among other things. Therefore, changes in economic conditions or credit metrics, including past due and non-performing accounts, or other events affecting specific obligors or industries may necessitate additions or reductions to the reserve for credit losses.

The reserve for credit losses is reviewed for adequacy based on portfolio collateral values and credit quality indicators, including charge-off experience, levels of past due loans and non-performing assets, evaluation of portfolio diversification and concentration as well as economic conditions. We review finance receivables periodically to determine the probability of loss, and record charge-offs after considering such factors as delinquencies, the financial condition of obligors, the value of underlying collateral, as well as third party credit enhancements such as guarantees and recourse from manufacturers. This information is reviewed formally on a quarterly basis with senior management, including the CEO, CFO, Chief Risk Officer and Controller, among others, in conjunction with setting the reserve for credit losses.

The reserve for credit losses is determined based on three key components: (1) specific reserves for collateral dependent loans which are impaired, based upon the value of underlying collateral or projected cash flows (2) reserves for estimated losses inherent in the portfolio based upon historical and projected charge-offs and (3) reserves for estimated losses inherent in the portfolio based upon economic, estimation risk and other factors. Historical loss rates are based on one to three-year averages, which are consistent with our portfolio life and provide what we believe to be appropriate weighting to current loss rates. The process involves the use of estimates and a high degree of management judgment. As of December 31, 2007, the reserve for credit losses was $574.3 million or 1.07% of finance receivables. A hypothetical 10% change to the expected loss rates utilized in our reserve determination at December 31, 2007 equates to the variance of $52.2 million, or 10 basis points (0.10%) in the percentage of reserves to finance receivables, and $0.17 in earnings per share. See Note 3 for additional information regarding the reserve for credit losses.

Impaired Loans – Loan impairment is measured as any shortfall between the estimated value and the recorded investment for those loans defined as impaired loans in the application of SFAS 114. The estimated value is determined using the fair value of the collateral or other cash flows, if the loan is collateral dependent, or the present value of expected future cash flows discounted at the loan’s effective interest rate. The determination of impairment involves management’s judgment and the use of market and third party estimates regarding collateral values. Valuations in the level of impaired loans and corresponding impairment as defined under SFAS 114 affect the level of the reserve for credit losses. At December 31, 2007, the reserve for credit losses includes a $52.1 million impairment valuation component. A 10% fluctuation in this valuation equates to $0.02 in earnings per share.

Fair value determination – Selected assets and liabilities, including derivatives, retained interests in securitizations and net employee benefit obligations, are measured at estimated fair value in our financial statements. The carrying value of certain other assets, such as financing and leasing assets held for sale, which are reflected in our financial statements at the lower of cost or fair value, also are influenced by our determination of fair value.

We determine market value in the following order: (1) comparable market prices to the extent available; (2) internal valuation models that utilize market data (observable inputs) as input variables; and (3) internal valuation models that utilize management’s assumptions about market participant assumptions (unobservable inputs) to the extent (1) and (2) are unavailable.

Derivative fair values are determined primarily via method (1). Financing and leasing assets held for sale fair values are determined largely via methods (1) and (2), while the fair value of retained interests in securitizations and net employee benefit obligations are determined largely via method (3). See Notes 10, 6, and 16 for additional information regarding derivative financial instruments, retained interests in securitizations and employee benefit obligations. Financing and leasing assets held for sale totaled $1,260.2 million at December 31, 2007. A hypothetical 10% fluctuation in value of financing and leasing assets held for sale equates to $0.40 in earnings per share.

Retained Interests in Securitizations – Significant financial assumptions, including loan pool credit losses, prepayment speeds and discount rates, are utilized to determine the fair values of retained interests, both at the date of the securitization and in the subsequent quarterly valuations of retained interests. These assumptions reflect both the historical experience and anticipated trends relative to the products securitized. Any resulting losses, representing the excess of carrying value over estimated fair value that are other than temporary, are recorded in current earnings. However, unrealized gains are reflected in stockholders’ equity as part of other comprehensive income. See Note 6 for additional information regarding securitization retained interests and related sensitivity analysis.

Lease Residual Values – Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual value using the straight-line method over the lease term or projected economic life of the asset. Direct financing leases are recorded at the aggregated future minimum lease payments plus estimated residual values less unearned finance income. We generally bear greater risk in operating lease transactions (versus finance lease transactions) as the duration of an operating lease is shorter relative to the equipment useful life than a finance lease. Management performs periodic reviews of the estimated residual values, with non-temporary impairment recognized in the current period as an increase to depreciation expense for operating lease residual impairment, or as an adjustment to yield for residual value adjustments on finance leases. Data regarding equipment values, including appraisals, and our historical residual realization experience are among the factors considered in evaluating estimated residual values. As of December 31, 2007, our direct financing lease residual balance was $2.1 billion and our total operating lease equipment balance, including estimated residual value at the end of the lease term, was $12.6 billion. A hypothetical 10% fluctuation in the total of these amounts equates to $4.70 in earnings per share over the remaining life of the assets.

Goodwill and Intangible Assets – CIT adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective October 1, 2001. The Company determined at October 1, 2001 that there was no impact of adopting this new standard under the transition provisions of SFAS No. 142. Since adoption, goodwill is no longer amortized, but instead is assessed for impairment at least annually. During this assessment, management relies on a number of factors, including operating results, business plans, economic projections, anticipated future cash flows, and market place data.

Item 7: Management’s Discussion and Analysis PAGE 41

During the third quarter of 2007, legislation was passed with respect to the student lending business. Among other things, the legislation reduced the maximum interest rates that can be charged by lenders in connection with a variety of loan products, increased loan origination fees paid to the government by lenders, and reduced the lender guarantee percentage. During the fourth quarter of 2007, market valuations for student lending businesses declined further, reflecting the failed sale of a significant student lender, the market’s continued emerging view of the legislative changes and the general difficult environment for lenders in this sector, including higher funding costs and credit deterioration in the industry. As a result, management performed an interim impairment test in accordance with SFAS 142 for the goodwill and intangible assets related to the student lending business as of December 31, 2007 and determined an impairment charge of $312.1 million, representing the entire goodwill and intangible asset balance, was required.

In addition to the above market events related to the student lending business, the deterioration in the residential mortgage lending market and disruption to the capital markets continued in the fourth quarter of 2007, which contributed to a decline the Company’s stock price. As a result, management performed the impairment test for the Corporate Finance, Trade Finance and Vendor Finance segments as of December 31, 2007. The fair value for these segments, which was determined based upon observable market valuation data, exceeded the corresponding segment book values. Accordingly, management determined that no impairment charge for these three segments was required.

Intangible assets consist primarily of customer relationships acquired with acquisitions, with amortization lives up to 20 years, and computer software and related transaction processes, which are being amortized over a 5-year life. An evaluation of the remaining useful lives and the amortization methodology of the intangible assets is performed periodically to determine if any change is warranted.

The Goodwill and Intangible Assets balance was $1,152.5 million at December 31, 2007. A hypothetical 10% fluctuation in the value equates to $0.59 in earnings per share. See Note 23 for additional information regarding the current year evaluation and impairment determination.

FIN 48 Liabilities and Tax Reserves – We have open tax years in the U.S. and Canada and other jurisdictions that are currently under examination by the applicable taxing authorities, and certain later tax years that may in the future be subject to examination. We periodically evaluate the adequacy of our FIN 48 liabilities and tax reserves, taking into account our open tax return positions, tax assessments received, tax law changes and third party indemnifications. The process of evaluating FIN 48 liabilities and tax reserves involves the use of estimates and a high degree of management judgment. The final determination of tax audits could affect our tax reserves.

Deferred tax assets and liabilities are recognized for the future tax consequences of transactions that have been reflected in the Consolidated Financial Statements. Our ability to realize deferred tax assets is dependent on prospectively generating taxable income by corresponding tax jurisdiction, and in some cases on the timing and amount of specific types of future transactions. Management’s judgment regarding uncertainties and the use of estimates and projections is required in assessing our ability to realize net operating loss (“NOL’s”) and other tax benefit carry-forwards, as these assets expire at various dates beginning in 2008, and they may be subject to annual use limitations under the Internal Revenue Code and other limitations under certain state laws. Management utilizes historical and projected data, budgets and business plans in making these estimates and assessments. Deferred tax assets relating to NOL’s were $730.2 million, net of valuation allowance, at December 31, 2007. A hypothetical 10% fluctuation in the value of deferred tax assets relating to NOL’s equates to $0.38 in earnings per share. See Note 15 for additional information regarding income taxes.

See Note 1 to the financial statements for a discussion of recently issued accounting pronouncements.

NON-GAAP FINANCIAL MEASUREMENTS

The SEC adopted regulations that apply to any public disclosure or release of material information that includes a non-GAAP financial measure. The accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations and Quantitative and Qualitative Disclosure about Market Risk contain certain non-GAAP financial measures. The SEC defines a non-GAAP financial measure as a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the financial statements or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Non-GAAP financial measures disclosed in this report are meant to provide additional information and insight regarding the historical operating results and financial position of the business and in certain cases to provide financial information that is presented to rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from or inconsistent with non-GAAP financial measures used by other companies. See footnotes below the tables that follow for additional explanation of non-GAAP measurements.

Non-GAAP Reconciliations as of December 31 (dollars in millions)

	2007	2006	2005
Managed assets(1):
Finance receivables	$53,760.9	$45,203.6	$35,879.8
Operating lease equipment, net	12,610.5	11,017.9	9,635.7
Financing and leasing assets held for sale	1,260.2	1,553.7	1,483.0
Equity and venture capital investments (included in other assets)	165.8	25.4	30.2

Total financing and leasing portfolio assets	67,797.4	57,800.6	47,028.7
Securitized assets	5,630.7	5,419.6	6,172.0

Managed assets	$73,428.1	$63,220.2	$53,200.7

Earning assets(2):
Total financing and leasing portfolio assets	$67,797.4	$57,800.6	$47,028.7
Credit balances of factoring clients	(4,542.2)	(4,131.3)	(4,187.8)

Earning assets	$63,255.2	$53,669.3	$42,840.9

Total tangible stockholders' equity(3):
Total common stockholders' equity	$6,460.6	$7,251.1	$6,462.7
Other comprehensive (income) loss relating
to derivative financial instruments	96.6	(34.2)	(27.6)
Unrealized gain on securitization investments	(7.8)	(18.4)	(17.0)
Goodwill and intangible assets	(1,152.5)	(1,008.4)	(1,011.5)

Tangible common stockholders' equity	5,396.9	6,190.1	5,406.6
Junior subordinated notes and convertible debt	1,440.0	-	-
Preferred stock	500.0	500.0	500.0
Preferred capital securities(4)	–	250.3	252.0

Total tangible stockholders' equity	$7,336.9	$6,940.4	$6,158.6

	Year to Date
Total net revenues(5):	December 2007	December 2006	December 2005
Net finance revenue	$1,639.7	$1,487.1	$1,402.6
Other income	1,599.4	1,191.5	1,212.2

Total net revenues	$3,239.1	$2,678.6	$2,614.8

(1)	Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

(2)	Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

(3)	Total tangible stockholders’ equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive income/losses relating to derivative financial instruments and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

(4)	The preferred capital securities were called on March 12, 2007.

(5)	Total net revenues are the combination of net finance revenues and other income.

Item 7: Management’s Discussion and Analysis PAGE 43

FORWARD-LOOKING STATEMENTS

Certain statements contained in this document are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target” and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statements contained herein, in press releases, written statements or other documents filed with the Securities and Exchange Commission or in communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls, concerning our operations, economic performance and financial condition are subject to known and unknown risks, uncertainties and contingencies. Forward-looking statements are included, for example, in the discussions about:

–	our liquidity risk management,
–	our credit risk management,
–	our asset/liability risk management,
–	our funding, borrowing costs and net finance revenue,
–	our capital, leverage and credit ratings,
–	our operational risks, including success of build-out initiatives and acquisitions,
–	legal risks,
–	our growth rates,
–	our commitments to extend credit or purchase equipment, and
–	how we may be affected by legal proceedings.

All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management’s estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors, in addition to those disclosed in “Risk Factors”, that could cause such differences include, but are not limited to:

–	risks of economic slowdown, downturn or recession,
–	industry cycles and trends,
–	demographic trends,
–	risks inherent in changes in market interest rates and quality spreads,
–	funding opportunities and borrowing costs,
–	changes in funding markets, including commercial paper, term debt and the asset-backed securitization markets,
–	uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks,
–	adequacy of reserves for credit losses,
–	risks associated with the value and recoverability of leased equipment and lease residual values,
–	application of fair value accounting in volatile markets,
–	changes in laws or regulations governing our business and operations,
–	changes in competitive factors, and
–	future acquisitions and dispositions of businesses or asset portfolios